Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CARBON CALIFORNIA COMPANY, LLC

(A Delaware limited liability company)

Dated as of February 15, 2017

THE INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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EXHIBITS

Exhibit A - Members

Exhibit B - Board of Directors

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CARBON CALIFORNIA COMPANY, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF Carbon California Company, LLC (the “Company”), dated as of February 15, 2017 (this “Agreement”), amends and restates in its entirety that certain Limited Liability Company Agreement, dated December 20, 2016, and is entered into by and among Carbon Natural Gas Company, a Delaware corporation (“Carbon”), Prudential Capital Energy Partners, L.P., a Delaware limited partnership (“Prudential”), and Yorktown Energy Partners XI, L.P., a Delaware limited partnership and one or more of its affiliates or designees (“Yorktown”). Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in ARTICLE XI.

W I T N E S S E T H:

WHEREAS, the Members listed on Exhibit A attached hereto desire to enter into this Agreement in accordance with the provisions of the Delaware Limited Liability Company Act (the “Act”).

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the Members, and of other good and valuable mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree on the following terms and conditions:

ARTICLE I
GENERAL

Section 1.1. Formation and Organization. The Company has been formed as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) in the office of the Secretary of State of the State of Delaware under and pursuant to the Act. The Members hereby agree that during the term of the Company, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and provisions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Act. Notwithstanding anything herein to the contrary, Section 18-210 of the Act, entitled Contractual Appraisal Rights, shall not apply or be incorporated into this Agreement.

Section 1.2. Name. The name of the Company shall be “Carbon California Company, LLC.” The business of the Company shall be conducted under the name “Carbon California Company, LLC” or such other name or names as the Manager may determine from time to time.

Section 1.3. Principal Office. The principal office of the Company shall be located at 1700 Broadway, Suite 1170, Denver, Colorado 80290, or such other place as the Manager shall determine from time to time.

Section 1.4. Registered Office and Registered Agent. The name of the Company’s registered agent in Delaware is The Corporation Trust Company, whose address in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

Section 1.5. Term. The existence of the Company commenced as of the date upon which the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware, and the Company shall continue in existence until it is dissolved in accordance with the provisions of this Agreement, and to the extent provided under the Act, until its affairs are wound up and the Company is terminated in accordance with the provisions of this Agreement and the Act.

Section 1.6. Purposes. The purposes of the Company, whether carried out in its own name or through its Subsidiaries, are as follows:

(a) to engage in the evaluation, acquisition, exploration, drilling, development and production of or for oil, gas and other hydrocarbons in the Area of Mutual Interest;

(b) to enter into any partnership, joint venture or other similar arrangement to engage in the foregoing business; and

(c) to engage in all other necessary and appropriate activities incidental to the foregoing business that may be lawfully conducted by a limited liability company under the Act.

Section 1.7. Powers. Subject to the terms hereof, the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, or in furtherance of, the purposes of the Company set forth in Section 1.6 hereof, including the power to:

(a) conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act;

(b) acquire (by purchase, lease, contribution of property or otherwise), own, hold, operate, maintain, improve, lease, sell, convey, mortgage, transfer or dispose of any working interests or other interests in oil and gas properties or other real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c)  enter into one or more Joint Operating Agreements and perform and carry out its obligations thereunder and exercise any rights available to it under or in connection with the same;

(d)  enter into, perform and carry out other contracts and leases necessary, convenient or incidental to the accomplishment of the purposes of the Company and to extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any such contracts or leases;

(e) appoint employees, consultants and agents of the Company, and define their duties and fix their compensation;

(f) purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of corporations, associations, general or limited partnerships, trusts or limited liability companies;

(g) borrow money and issue evidences of Indebtedness, and to secure the same by a mortgage, pledge or other lien on the real and personal property of the Company;

(h) lend money for any proper purpose, to invest and reinvest the funds of the Company, and to take and hold real and personal property for the payment of funds so loaned or invested;

(i) enter into transactions, contracts, agreements or arrangements involving hedge contracts, derivatives, forwards, swaps or similar contracts;

(j)  sue and be sued, complain and defend, and participate in administrative or other proceedings, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company;

(k) indemnify any Person in accordance with and subject to this Agreement and applicable law and to obtain any and all types of insurance; and

(l) take all such other actions and to make, execute, acknowledge and file any and all documents or instruments related to the exercise of any of the foregoing powers or otherwise necessary, convenient or incidental to the accomplishment of the purposes of the Company.

Section 1.8. Qualification in Other Jurisdictions. The Company shall execute and cause to be filed original or amended articles and/or certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business. At the request of the Manager, each Member agrees to execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 1.9. Title to Property. All property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in its individual capacity, and each Member’s Interests in the Company shall be personal property for all purposes. The Company shall hold title to all of its property in the name of the Company, not in the name of any Member.

Section 1.10. Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

ARTICLE II
MANAGEMENT

Section 2.1. Management of the Company by the Board of Directors.

(a) Management by the Board of Directors. Subject to the terms hereof and except as the Manager and/or the other officers are permitted hereby, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of a board of directors (the “Board of Directors” or the “Board”). The members of the Board of Directors as of the date hereof shall be those Persons set forth on Exhibit B hereto. Each member of the Board of Directors is referred to herein as a “Director.”

(b) Place of Meetings. Meetings of the Board of Directors, regular or special, will be held at such places, either within or without the State of Delaware, as may be specified by the person calling the meeting. In the absence of specific designation, meetings of the Board of Directors shall be held at the principal office of the Company.

(c) Regular Meetings. The Board of Directors shall meet on a quarterly basis at such times and places as may be fixed from time to time by the Board and communicated to all Directors. Any and all business may be transacted at any regular meeting.

(d) Special Meetings. Special meetings of the Board of Directors shall be held at any time upon the call of any Director or the Manager. If the Manager desires to take or have authorized any action that requires Approval of the Board of Directors or Unanimous Approval of the Board of Directors, the Manager shall request that the Board of Directors take action with respect thereto by so notifying the Board of Directors and describing in such notification (i) the nature of the transaction or business and (ii) the proposed course of action recommended by the Manager. The Manager shall deliver the notification referred to above, together with any available information that is reasonably necessary to enable the Board of Directors to consider the advisability of the proposed course of action, to the Board of Directors a reasonable period of time prior to the dates by which action is to be taken as specified therein. Notice of any such special meeting shall be in writing and shall be given personally or by facsimile or Electronic Transmission to each member of the Board of Directors at least three Business Days prior to the date of the meeting.

(e) Attendance at and Notice of Meetings. Attendance at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened, not authorized by the Agreement or impermissible as a matter of Law.

(f) Quorum. A quorum shall exist when at least a majority of the number of Directors are present in person or by proxy. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting any business may be transacted that might have been transacted at the meeting as originally convened.

(g) Voting. Each Director will have one vote. All decisions will be made by a majority vote of all the Directors, except that approval of any transaction under Section 2.4(a)(x) and Section 6.1(a) shall also require the affirmative vote of a majority of disinterested Directors and approval of any transaction under Section 2.4(b) shall require the Unanimous Approval of the Board of Directors.

(h) Proxy. Each Director entitled to vote at a meeting of the Board of Directors may authorize another Director to act for such Director by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in an Interest itself or an interest in the Company generally.

(i) Action by the Board of Directors Without a Meeting. Action required or permitted to be taken at a meeting of Directors may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the number of Directors whose vote at a meeting of Directors would be required to take such action. Action taken under this Section 2.1(i) is effective when the requisite number of Directors have signed the consent, unless the consent specifies a different effective date. The Board of Directors shall promptly provide a copy of such adopted written consent to all Directors.

(j) Telephonic Meetings. The Board of Directors may hold meetings by means of conference telephone or similar communications equipment by means of which all of the Directors participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

(k) Minutes. All decisions and resolutions of the Board of Directors shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a consent executed in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board of Directors shall be circulated to all Directors as soon as practical after each meeting and shall be kept at the principal office of the Company.

(l) Additional Information. Upon request from time to time by any Director, the Manager or other officer shall promptly provide to such Director any and all documents and information requested by such Director relating to the business, operations, prospects, properties, liabilities, financial condition or results of operations of the Company, including (i) the Records of the Company, (ii) any contracts or agreements to which the Company is a party and (iii) documents and information relating to or evidencing any claim or liability to which the Company or its assets are subject.

Section 2.2. Election of Directors.

(a) Qualifications. Each Director shall be a natural person. A Director need not be a resident of the State of Delaware, a Member or an officer of the Company.

(b) Number. The Board of Directors shall be comprised of five Directors and the Directors as of the date hereof shall be the persons whose names are set forth on Exhibit B attached hereto. Each Director shall hold office until a successor shall have been designated in accordance with the terms of this Agreement. Upon the removal of any Director pursuant to Section 2.2(e) or mandatory resignation pursuant to Section 2.2(g), the number of Directors shall be automatically reduced.

(c) Designees.

(i) Prudential Designees. For so long as Prudential holds Class A Units, Prudential shall be entitled to designate two (2) persons to serve on the Board (each, a “Prudential Designee”). The current Prudential Designees are identified on Exhibit B attached hereto.

(ii) Yorktown Designees. For so long as Yorktown either (A) holds a majority of the voting stock of Carbon or (B) holds Class A Units, Yorktown shall be entitled to designate two (2) persons to serve on the Board (each, a “Yorktown Designee”). The current Yorktown Designees are identified on Exhibit B attached hereto.

(iii) Carbon Designee. For so long as Carbon either (A) is the Manager of the Company or (B) holds Class A Units or Class B Units, Carbon shall be entitled to designate one (1) person to serve on the Board (each, a “Carbon Designee”). The current Carbon Designee is identified on Exhibit B attached hereto.

(d) Vacancies. If any member of the Board of Directors designated by a party (the “Designating Party”) pursuant to Section 2.2(c) (each, a “Board of Directors Designee”) shall cease to serve as a member of the Board of Directors for any reason, the vacancy resulting thereby shall be filled by another individual to be designated by the Designating Party.

(e) Removal. No members of the Board of Directors shall be removed from office without the consent of the applicable Designating Party; provided, however, that if a party is no longer entitled to appoint a Board of Directors Designee or Designees pursuant to Section 2.2(c), the members of the Board of Directors other than those appointed by such party shall be entitled to remove the Board of Directors Designee or Designees appointed by such party with or without cause. Any member of the Board of Directors may be removed from office at any time, with or without cause, if the Designating Party delivers to the Board of Directors a written notice requesting the removal of such member of the Board of Directors.

(f) Resignation. A Director may resign from the Board of Directors at any time by giving written notice to the Company. Such resignation shall take effect three Business Days following receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make it effective.

(g) Mandatory Resignation. Unless otherwise approved by the Board of Directors, if any Director who is an Affiliate of any Member ceases to be an Affiliate of such Member or such Member ceases to be a Member of the Company for any reason, s/he shall be deemed to have immediately resigned as a Director and s/he shall not be entitled to be re-designated as a Director.

(h) Compensation. Except as specified in this Agreement, no Director is entitled to remuneration for services rendered or goods provided to the Company in his or her capacity as a Director.

Section 2.3. Duties of the Board of Directors.

(a) To the fullest extent permitted by the Act, a person, in performing his duties and obligations as a Director under this Agreement, shall be entitled to act or omit to act at the direction of the Member, if any, that designated such person to serve on the Board of Directors, considering only such factors, including the separate interests of the Designating Party, as such Director or Designating Party chooses to consider, and any action of such Person or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and any other Member, on the one hand, and such Person or Designating Party, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exist under the Act or any other applicable Law) on the part of such Person or Member to the Company or any other Director or Member of the Company.

(b) The Members (in their own names and in the name and on behalf of the Company) hereby:

(i) agree that (A) the terms of this Section 2.3, to the extent that they modify or limit a duty or other obligation, if any, that a Director may have to the Company or any Member under the Act or other applicable Law, are reasonable in form, scope and content; and (B) the terms of this Section 2.3 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Director may have to the Company or any Member, under the Act or any other applicable Law; and

(ii) waive to the fullest extent permitted by the Act, any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Act or any other applicable law, to the extent necessary to give effect to the terms of this Section 2.3.

(c) Each Member (in its own name and in the name and on behalf of the Company), acknowledges, affirms and agrees that (i) the Member would not be willing to make an investment in the Company, and no person designated by such Member to serve on the Board of Directors would be willing to so serve, in the absence of this Section 2.3, and (ii) it has reviewed and understands the provisions of Section 18-1101(c) of the Act.

Section 2.4. Approval of the Board of Directors.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Manager (or the officers and agents acting at the Manager’s direction or request), on behalf of the Company or on behalf of any of the Company’s Subsidiaries, shall not take (and shall not permit any of the Company’s Subsidiaries to take) any of the following actions without the Approval of the Board of Directors:

(i) approve any Annual Operating Plan and Budget;

(ii) unless specifically provided in the applicable Annual Operating Plan and Budget, enter into, execute, deliver, amend and perform any agreement, contract, document, certification or instrument binding the Company in connection with any Project after the date hereof that causes or obligates the Company to incur or make expenditures in excess of $1,000,000;

(iii) make any expenditure not otherwise subject to approval under this Section 2.4 which exceeds by more than 20% the amount set forth in the appropriate line item for such expenditure in the Annual Operating Plan and Budget or which exceeds by more than 10% the amount of the aggregate Annual Operating Plan and Budget;

(iv) sell, transfer, farm out or otherwise dispose of (directly or indirectly) any property or assets of the Company having a value in excess of $1,000,000;

(v) make any material changes to the Company’s operating strategy;

(vi) authorize any change (whether by conversion, recapitalization, Internal Restructure or otherwise) in the legal form of the Company from a limited liability company to any other type of legal entity;

(vii) mortgage, pledge, assign in trust or otherwise encumber any property or assets of the Company, or assign any monies owed or to be owed to the Company, except for customary liens or other encumbrances contained in or arising under operating or similar agreements executed by or binding on the Company or to secure Indebtedness;

(viii) select, engage or dismiss the Company’s independent certified public accountants, which accounting firm as of the date of this Agreement is EKSH, LLLP;

(ix) authorize or permit the Company to conduct any business outside of the Area of Mutual Interest as of the date of this Agreement;

(x) engage in any transactions with any Member, Director, officer, employee or other Affiliate of the Company, or their respective Affiliates, except (A) this Agreement, (B) for reimbursement of reasonable business expenses of employees or contractors incurred in the ordinary course of the Company’s business, and (C) for payment of the management fee to the Manager in accordance with Section 2.8;

(xi) initiate, prosecute, defend, settle, compromise, or dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Manager or the Members in connection with the activities arising out of, connected with, or incident to the business of the Company, and engage counsel or others in connection therewith; or

(xii) make any elections for federal and state income tax purposes, including, but not limited to, in the case of any Transfer of all or any part of Units or upon the admission of new Members, elections under Code Sections 734, 743 and 754 to adjust the basis of the assets of the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Manager (or the officers and agents acting at the Manager’s direction or request), on behalf of the Company or on behalf of any of the Company’s Subsidiaries, shall not take (and shall not permit any of the Company’s Subsidiaries to take) any of the following actions without the Unanimous Approval of the Board of Directors:

(i) authorize or effect any consolidation of the Company with another Person or any merger of the Company with or into another Person;

(ii) authorize the sale of all or substantially all the Company’s assets in one or more transactions, including in connection with a liquidation of the Company;

(iii) authorize the issuance of or issue any additional Units or other Interests of the Company (other than those required pursuant to the terms of this Agreement);

(iv) authorize the admission of any new Member to the Company;

(v) other than the Note Purchase Agreement, dated February 13, 2017, by and among the Company and the institutions party thereto and the Senior Subordinated Notes, borrow any money or otherwise incur, guarantee or otherwise become liable for any Indebtedness;

(vi) voluntarily file a petition in bankruptcy for the Company, make an assignment for the benefit of creditors of the Company, file a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief with respect to the Company under any statute, law or regulation or take any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Company or any substantial part of the properties and assets of the Company;

(vii) liquidate or dissolve the Company;

(viii) approve a Capital Call under the circumstances provided in Section 4.2(c);

(ix) authorize an Internal Restructure; or

(x) authorize any Distribution.

(c) In the event the Board fails to approve an Annual Operating Plan and Budget for any given fiscal year prior to the year to which the Annual Operating Plan and Budget is to apply, the prior year’s approved Annual Operating Plan and Budget shall apply for such fiscal year for all operating expenses, overhead and capital expenditures necessary for the prudent operation of existing Projects or operations until such time, if any, that the Board of Directors Approves an Annual Operating Plan and Budget.

(d) The Members acknowledge and agree, notwithstanding anything to the contrary in this Agreement or in the Act, that the matters described in Section 2.4(a) and Section 2.4(b) require the approval of the Board of Directors as set forth therein only and that no separate or additional Member vote, consent or approval shall be required in order for the Company to undertake such action. Any consolidation or merger of the Company affected in accordance with Section 2.4(b) shall not be deemed to cause an assignment or other Transfer of the Interests under this Agreement.

Section 2.5. Enforcement of Agreements; Delegation of Powers.

(a) The Board of Directors shall cause the Manager to enforce any right or remedy granted to the Company under the terms of any acquisition or Joint Operating Agreement.

(b) Other than with respect to matters that require Approval of the Board of Directors or Unanimous Approval of the Board of Directors as set forth in Section 2.4, the Board of Directors may delegate to the Manager any of its powers in any manner it desires.

Section 2.6. Manager.

(a) Appointment of Carbon as the Manager. The Manager of the Company shall be Carbon (the “Manager”).

(b) Authority. Subject to the provisions of this ARTICLE II, the Manager of the Company shall have such power and authority and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the Board of Directors. In addition, except as otherwise expressly provided herein, the Manager shall have the following enumerated powers and authority:

(i) subject to Section 2.8, the Manager shall make allocations of the Company’s general and administrative expenses in a reasonable manner consistently applied;

(ii) the Manager may execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, operating agreements, limited liability company agreements and any other instruments, agreements, contracts, documents and certifications necessary or convenient as determined by the Manager to conduct the business of the Company;

(iii) the Manager may enter into or modify any transaction, contract, agreement or arrangement pursuant to which the Company enters into or undertakes any obligation under any hedge contracts, derivatives, forwards, swaps, futures or similar contracts;

(iv) the Manager may acquire or lease real and personal property from any Person as the Board of Directors may direct;

(v) the Manager may establish bank accounts for the Company, designate Persons authorized to sign on the Company’s bank accounts, make, deliver, accept or endorse any commercial paper in connection with the business affairs of the Company and draw checks upon the bank accounts of the Company;

(vi) the Manager may care for and distribute funds to the Members by way of cash, income, return of capital, or otherwise, all in accordance with and subject to the provisions of this Agreement;

(vii) the Manager may select and remove employees, agents, and officers of the Company, prescribe such powers and duties for them as may not be inconsistent with law, and establish and pay their compensation;

(viii) the Manager may purchase liability and other insurance to protect the Company’s property and business;

(ix) the Manager may contract on behalf of the Company for the provision of services or goods by vendors, employees and/or independent contractors, including lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

(x) the Manager may ask for, collect, or receive any rents, issues and profits or income from the assets of the Company, or any part or parts thereof, and disburse Company funds for Company purposes subject to the provisions of this Agreement;

(xi) the Manager may pay out taxes, licenses, or assessments of whatever kind or nature imposed on or against the Company or its property or assets, and for such purposes to make such returns and do all other such acts or things as may be deemed necessary and advisable in connection therewith;

(xii) the Manager may execute for and on behalf of the Company, and with respect to the business of the Company, all applications for permits and licenses as the Managers deem necessary and advisable, and execute and cause to be filed and recorded documents that the Managers deem advisable;

(xiii) the Manager may perform all ministerial acts and duties relating to the payment of all indebtedness, taxes and assessments due or to become due with respect to the business of the Company, and give or receive notices, reports, and other communications arising out of or in connection with the ownership, indebtedness, or maintenance of the business of the Company;

(xiv) the Manager may give any approval under any contract to which the Company is a party;

(xv) the Manager may designate one or more officers, employees, or agents to be responsible for the daily operations of the business affairs of the Company; provided, however, that all decisions affecting the policy and management of the Company shall be made with the consent of the Manager; and

(xvi) the Manager may modify the manner in which the Capital Accounts are maintained and adjustments thereto are computed, and may make any appropriate adjustments thereto, to assure that Capital Accounts are maintained in accordance with the Code, the Regulations and applicable law; provided, however, that such modifications and adjustments shall not materially alter the economic agreement between or among the Members.

Section 2.7. Performance of Duties; Liability of Managers and Officers. The Manager or any officer shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member as a result of it carrying out its duties as Manager or officer in good faith, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of Law by the Manager or officer.

Section 2.8. Payment of Certain General and Administrative Expenses of Carbon. In addition to the Transaction Expenses paid or reimbursed to Carbon in accordance with Section 12.3, the Company shall pay Carbon a management fee in connection with the services to be provided by Carbon under the Management Services Agreement by and between the Company and Carbon, dated as of the date hereof, in the amount of $600,000 per year payable in four (4) equal quarterly installments of $150,000 during the term of the Management Services Agreement (unless earlier terminated in accordance with the provisions of the Management Services Agreement). Such payments shall be paid to Carbon within 30 days of the end of each Fiscal Quarter.

ARTICLE III
MEMBERS

Section 3.1. Members, Interests and Unit Classes; Voting Rights.

(a) The Company shall have one or more Members with membership interests (“Interests”) designated as units (“Units”). There shall be two classes of Units, designated “Class A Units” and “Class B Units.” The names, addresses and number and class of Units of each of the initial Members are set forth in Exhibit A attached hereto. To the extent of their holdings of Class A Units, Members holding Class A Units shall be referred to as “Class A Members” and to the extent of their holdings of Class B Units, Members holding Class B Units shall be referred to as “Class B Members.” The Board of Directors may amend Exhibit A from time to time to reflect any changes thereto resulting from any additional subscriptions, Transfers, forfeitures or admissions effected in accordance with this Agreement.

(b) The Class B Units issued to Carbon are each intended to be a “profits interest” under Rev. Proc. 93-27, such that Carbon shall not be subject to federal income taxation upon receipt of such Class B Units. Further, such Class B Units were first issued to Carbon as of the effective date of this Agreement and, consequently, no Capital Account was allocated to such Class B Units as of such date. The Class B Units issued by the Company shall in no event exceed 17.813% of all Units of the Company issued and outstanding as of the date hereof.

(c) Subject to Section 2.4(b)(iii) and (iv) and ARTICLE VI, any Person to which Units are issued by the Company after the date hereof shall be admitted to the Company as a Member on the date of issuance of such Units.

(d) Any Person to which Units are Transferred as permitted by ARTICLE VI shall be admitted to the Company as a Member on the date upon which such Transfer has been effected and the requirements set forth in Section 6.6 have been satisfied.

(e) Each of the Class A Units and Class B Units shall have the right to vote as a single class on each and every matter submitted to the Members for approval and each Class A Member shall have a number of votes equal to the number of Class A Units it holds and each Class B Member shall have a number of votes equal to the number of Class B Units it holds.

Section 3.2. No Liability for Company Obligations. Without limiting the generality of ARTICLE VIII, a Member is not liable for the debts, obligations and liabilities of the Company, including under a judgment, decree or order of a court.

Section 3.3. Meeting of Members.

(a) Place of Meetings. Meetings of Members may be held at any such place within or without the State of Delaware as may be designated by the Board of Directors.

(b) Meetings. Meetings of the Members may be called from time to time by the Board of Directors or by the Manager. Only business within the purpose or purposes described in the notice of meeting referred to in paragraph (c) below may be conducted at a meeting of Members.

(c) Notice of Meeting. Written or printed notice of all meetings of the Members stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered personally or by facsimile or Electronic Transmission not less than five (5) Business Days before the date of the meeting by or at the direction of the Manager to each Member entitled to vote at such meeting.

(d) Quorum. A quorum shall exist if Members are present holding at least a majority of the then outstanding Units.

(e) Required Vote. Unless otherwise expressly required by this Agreement, any matter brought before any meeting of the Members shall be decided by a Majority Vote.

(f) Conduct of Meetings of Members. At each meeting of the Members, the Person designated by the Manager or, in such Person’s absence, a chairman chosen by a Majority Vote of the Members present in person or represented by proxy and entitled to vote thereat, shall preside and act as chairman of the meeting. A Person appointed by the Manager, shall act as secretary of such meeting and keep the minutes thereof. The Board of Directors may adopt such rules and regulations as it determines are reasonably necessary or appropriate in connection with the organization and conduct of any meeting of the Members.

(g) Proxies. Each Member entitled to vote at a meeting of the Members may authorize another person or persons to act for such Member by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in an Interest itself or an interest in the Company generally.

(h) Written Consent. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Members holding the minimum number of Units required to take such action at a meeting of Members. Every written consent shall bear the date of signature of each Member that signs the consent. Notice of any such action taken shall be provided to those Members who have not consented in writing promptly following the taking of such action. Delivery shall be by hand or certified or registered mail, return receipt requested, to the Company’s principal office and shall be addressed to the Board of Directors.

(i) Telephonic Meetings. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

(j) Minutes. All decisions and resolutions of the Members shall be reported in the minutes of the meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Members shall be kept at the principal office of the Company.

Section 3.4. Outside Activities of the Class A Members and Their Affiliates.

(a) The Company and the Members recognize that (i) the Class A Members and their Affiliates own and will own substantial equity interests in other companies (existing and future) that participate in the energy industry (“Portfolio Companies”), (ii) that the representatives designated by the Class A Members who serve as Directors of the Company may also serve as directors of or advisors to other Portfolio Companies, and (iii) that at any given time, other Portfolio Companies may be in direct or indirect competition with the Company and/or its Subsidiaries. The Company and the Members acknowledge and agree that (i) the Class A Members, their respective Affiliates and designated representatives serving as Directors: (A) shall not be prohibited or otherwise restricted by their relationship with the Company and its Subsidiaries from engaging in the business of investing in Portfolio Companies, entering into agreements to provide services to such companies or acting as directors or advisors to, or other principals of, such Portfolio Companies, regardless of whether such activities are in direct or indirect competition with the business or activities of the Company or its Subsidiaries (each, an “Excluded Business Opportunity”), and (B) shall not have any obligation to offer the Company or its Subsidiaries any Excluded Business Opportunity, and (ii) the Company and the Members hereby renounce any interest or expectancy in any Excluded Business Opportunity pursued by the Class A Members, their respective Affiliates, their designated representatives serving as Managers or another Portfolio Company and waive any claim that any such business opportunity constitutes a corporate, partnership or other business opportunity of the Company or any of its Subsidiaries.

(b) The Members (in their own names and in the name and on behalf of the Company) expressly:

(i) waive any conflicts of interest or potential conflicts of interest that may arise by virtue of its or their respective activities, and agree that no Member nor any of their present or future Affiliates nor any of their respective stockholders, partners, members, directors, managers, officers or employees shall have any liability to any Member, any Affiliate thereof, or the Company with respect to such conflicts of interest or potential conflicts of interest; and

(ii) acknowledge and agree that no Member will have any duty to disclose to the Company, any other Member or the Board any business opportunities, whether or not the Company might be interested in such business opportunity for itself.

(c) The Members (in their own names and in the name and on behalf of the Company) hereby:

(i) agree that (A) the terms of this Section 3.4, to the extent that they modify or limit a duty or other obligation, if any, that a Member or any of its present or future Affiliates or any of their respective stockholders, partners, members, directors, managers, officers or employees (each a, “Member Related Party”) may have to the Company or another Member under the Act or other applicable Law, are reasonable in form, scope and content; and (B) the terms of this Section 3.4 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Member Related Party may have to the Company or another Member, pursuant the Act or any other applicable Law; and

(ii) waive any duty or other obligation, if any, that a Member Related Party may have to the Company or another Member, pursuant to the Act or any other applicable Law, to the extent necessary to give effect to the terms of this Section 3.4.

(d) The Members (in their own names and in the name and on behalf of the Company) acknowledge, affirm and agree that (i) the execution and delivery of this Agreement by the other Members are of material benefit to the Company and the Members, and that each Member would not be willing to (A) execute and deliver this Agreement, and (B) make their agreed Capital Contributions to the Company, without the benefit of this Section 3.4 and the agreement of the parties, thereto; and (ii) they have reviewed and understand the provisions of Sections 18-1101(b) and (c) of the Act.

Section 3.5. No Resignation or Withdrawal by Members. Except in connection with a Transfer of all of its Interest as permitted under ARTICLE VI, no Member shall be entitled to resign or withdraw from the Company.

ARTICLE IV
CAPITAL

Section 4.1. Sharing Percentages. The “Sharing Percentage” of each Member shall equal the aggregate number of Units held by such Member divided by the aggregate number of Units then outstanding. The Class A Sharing Percentage and Class B Sharing Percentage of each Member as of the date hereof are set forth opposite such Member’s name on Exhibit A under the similarly titled column, as applicable. In the event of a change in Sharing Percentages, the Board of Directors shall revise Exhibit A to reflect such change in Sharing Percentages.

Section 4.2. Capital Contributions.

(a) Initial Capital Contributions. As of the date hereof, each Class A Member has made, or, prior to the close of business on the date hereof, will make, one or more Capital Contributions in cash in the amount, or Capital Contributions of other property with the agreed upon cash value in the amount, set forth opposite such Member’s name on Exhibit A under the column headed “Initial Capital Contributions.”

(b) Additional Capital Contributions.

(i) Each Class A Member listed on Exhibit A (along with additional Persons so designated from time to time in accordance with this Agreement) agrees to make, (A) prior to December 31, 2023 and (B) upon the issuance of Capital Calls meeting the requirements of this ARTICLE IV, cash Capital Contributions to the Company.

(ii) From time to time after the date hereof, the Class A Members shall be required to make Capital Contributions to the Company as capital calls (collectively “Capital Calls”) in accordance with Section 4.2(c). After the Initial Capital Contributions, any additional Capital Contributions made in response to such Capital Calls shall be funded by all Class A Members in cash in proportion to their then Class A Sharing Percentages.

(c) No Class A Member shall be required to make any additional Capital Contributions unless such Capital Call is approved by Unanimous Approval of the Board of Directors pursuant to Section 2.4(b). With respect to each Capital Call approved in accordance with Section 2.4(b), the Board of Directors shall send a written notice to each Class A Member that shall state (i) the amount of the Capital Contribution required of each such Class A Member, (ii) the payment date for such Capital Contribution and (iii) the purposes for which the Capital Contribution proceeds will be utilized by the Company. Unless otherwise specified by the Board of Directors, within 10 Business Days after the date of the written notice referred to in the preceding sentence, each Class A Member required to make a Capital Contribution shall, subject to the provisions of this Section 4.2, be required to pay the full amount of the Capital Contribution requested pursuant to such Capital Call by wire transfer of funds in United States dollars. Class A Members making additional Capital Contributions under this Section 4.2(c) will receive a number of Class A Units equal to the amount of their respective additional Capital Contributions divided by $1,000 or such other price per Class A Unit as described in the Capital Call. No Class B Member shall be required to make any Capital Contributions in respect of its Class B Units.

(d) If any Class A Member fails for any reason to make a Capital Contribution required by Section 4.2(c), for a period ending on the later to occur of (i) five (5) Business Days after the due date therefor, or (ii) two (2) Business Days after the Company has provided written notice of such failure to such Member (such failure, a “Payment Default”), such Member shall be a “Defaulting Member.”

(i) Effective as of the occurrence of a Payment Default,

(A) the Director(s) designated by such Defaulting Member shall be automatically deemed removed from the Board without further action on the part of the Board, the Company or any Member to effect such removal; and

(B) for a period of 75 days after the occurrence of the Payment Default, the Members who are not Defaulting Members (the “Non-Defaulting Members” which may include the Class B Members) will have the right, at their option, to pay their pro rata portion of the defaulted Capital Contribution and receive their pro rata share of Class A Units that the Defaulting Member would have received had such Defaulting Member made the Capital Contribution required by Section 4.2(c).

Section 4.3. Capital Accounts.

(a) A separate Capital Account for each Member shall be established and maintained on the books of the Company in accordance with Treasury Regulations § 1.704-1(b)(2)(iv) and, to the extent not in conflict with such Treasury Regulations, the provisions of this Agreement. Each Member shall have a single Capital Account that reflects all of its Interests, regardless of class or the time or manner in which acquired. Upon a Transfer of all or part of any Units, the Capital Account and Capital Contributions of the Transferor attributable to the Transferred Units shall carryover to the Transferee.

(b) There will be credited to the Capital Account of each Member (i) the amount of cash and the initial Book Basis of any property contributed by such Member to the Company, (ii) such Member’s share of Net Income (as determined in accordance with Section 5.1) and any items of income or gain allocated to such Member pursuant to Section 5.2, and (iii) the amount of any liabilities of the Company assumed by such Member or that are secured by any property distributed to such Member.

(c) There will be debited to the Capital Account of each Member (i) the amount of any cash and the Book Basis of any property distributed by the Company to such Member, (ii) such Member’s share of Net Loss (as determined in accordance with Section 5.1), and any items of loss or deduction allocated to such Member pursuant to Section 5.2, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(d) Simulated Basis shall be allocated among the Class A Members in proportion to their respective Class A Sharing Percentages; provided, however, that Simulated Basis in any Oil & Gas Property that is acquired with cash flow from operations of, or proceeds from the sale of assets by, the Company (rather than with proceeds from Capital Contributions or borrowings) shall be allocated among all the Members in proportion to their respective Sharing Percentages.

Section 4.4. Member Loans. Any Member may, with the Approval of the Board of Directors, loan funds to the Company. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are Approved by the Board of Directors.

Section 4.5. No Return of Capital Contributions. Except as expressly provided herein, a Member shall not be entitled to the return of any part of its Capital Contributions or to be paid any interest, salary or draw in respect of its Capital Contributions. A Capital Contribution that has not been repaid is not a liability of the Company or any Member.

ARTICLE V
ALLOCATIONS; DISTRIBUTIONS

Section 5.1. Allocations of Net Income or Net Loss. Except as provided in Section 5.2, and subject to Section 5.3, for purposes of maintaining the Capital Accounts the Company’s items of Net Income and Net Loss shall be allocated among the Members as provided in subsections (a)-(c) below:

(a) Net Income. Except as provided in Section 5.2 and subsection (c) below (and subject to Section 5.3), Net Income shall be allocated among the Members in the following order of priority:

(i) First, Net Income shall be allocated to the Class B Members in proportion to their Class B Sharing Percentages, until the cumulative amount of Net Income allocated to the Class B Members pursuant to this paragraph for the current and all prior taxable years equals the cumulative amount of distributions made to the Class B Members pursuant to Section 5.4 for the current and all prior taxable years;

(ii) Next, Net Income shall be allocated to the Class A Members in proportion to and to the extent of the excess, if any, of (i) the cumulative Net Loss allocated to such Members pursuant to Section 5.1(b)(iii) for all prior taxable years, over (ii) the cumulative Net Income allocated to such Members pursuant to this Section 5.1(a)(ii) for all prior taxable years;

(iii) Next, Net Income shall be allocated to the Class A Members in proportion to and to the extent of the excess, if any, of (i) the cumulative Net Loss allocated to such Members pursuant to Section 5.1(b)(ii) for all prior taxable years, over (ii) the cumulative Net Income allocated to such Members pursuant to this Section 5.1(a)(iii) for all prior taxable years;

(iv) Net Income shall be allocated to the Class A Members in proportion to their Class A Sharing Percentages, until the cumulative amount of Net Income allocated to the Class A Members pursuant to this paragraph for the current and all prior taxable years equals the cumulative amount of distributions made to the Class A Members pursuant to Section 5.4 for the current and all prior taxable years; and

(v) The balance, if any, of the Net Income shall be allocated to all the Members in proportion to their respective Sharing Percentages.

(b) Net Loss. Except as provided in Section 5.2 and subsection (c) below (and subject to Section 5.3), Net Loss shall be allocated among the Members in the following order of priority:

(i) First, Net Loss shall be allocated to the Members in proportion to and to the extent of the excess, if any, of (i) the cumulative Net Income allocated to such Members pursuant to Section 5.1(a)(v) for all prior taxable years, over (ii) the cumulative Net Loss allocated to such Members pursuant to this Section 5.1(b)(i) for all prior taxable years;

(ii) Next, Net Loss shall be allocated among the Class A Members in proportion to their Class A Sharing Percentages; provided, however, that Net Loss shall not be allocated to a Member pursuant to this Section 5.1(b)(ii) to the extent such allocation would cause such Member to have or to increase a deficit balance in the Member’s Adjusted Capital Account at the end of such taxable year.

(iii) The balance, if any, of the Net Loss shall be allocated to those Class A Members without a deficit balance in the Member’s Adjusted Capital Account at the end of such taxable year, pro rata in accordance with their positive Adjusted Capital Account balances, or if no such Members exist, then to the Class A Members in proportion to their respective Class A Sharing Percentages.

(c) Net Income and Net Loss Upon Liquidation or Exit Event. Notwithstanding subsections (a) and (b), Net Income and Net Loss arising during and after the first taxable year or period in which the Company begins to liquidate or otherwise sells the majority (by value) of its assets shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocations is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 5.4 if the Company was dissolved, its affairs wound up and its assets sold for cash equal to their Book Basis, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Basis of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 5.4.

Section 5.2. Special Allocations. Notwithstanding Section 5.1, for each taxable year or other relevant period, the following items of income or loss shall, to the extent not previously reflected in the Capital Accounts of the Members, be specially allocated to their Capital Accounts, in the following order and priority:

(a) If there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2) and as computed under Treasury Regulations § 1.704-2(d)) for the taxable year or other relevant period, then, to the extent required by the Treasury Regulations, items of income (determined in accordance with the provisions of Treasury Regulations § 1.704-2(f)(6)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partnership minimum gain (determined in accordance with the provisions of Treasury Regulations § 1.704-2(g)). This Section 5.2(a) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulations § 1.704-2(f).

(b) If there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)) for the taxable year or other relevant period, then, to the extent required by Treasury Regulations, items of income (determined in accordance with the provisions of the Treasury Regulations § 1.704-2(i)(4)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partner nonrecourse debt minimum gain (determined in accordance with the provisions of Treasury Regulations § 1.704-2(i)(5)). This Section 5.2(b) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulations § 1.704-2(i)(4).

(c) If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, such Member will be allocated items of income (including gross income) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in the Member’s Adjusted Capital Account as quickly as possible; provided that an allocation pursuant to this Section 5.2(c) shall be made only to the extent that the Member has a deficit balance in its Adjusted Capital Account after all other allocations provided for in Section 5.1 and this Section 5.2 have been tentatively made as if this Section 5.2(c) was not in this Agreement.

(d) “Nonrecourse deductions” (as defined in Treasury Regulations §§ 1.704-2(b)(1) and (c)) shall be allocated among the Members in accordance with their respective Sharing Percentages.

(e) “Partner nonrecourse deductions” (as defined in Treasury Regulations § 1.704-2(i)(2)) shall be specially allocated to the Members who bear the economic risk of loss for the liability to which the deductions are attributable, determined in accordance with the principles of Treasury Regulations § 1.704-2(i)(l).

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §§ 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations § 1.704-1(b)(2)(iv)(m), the amount of the adjustment shall be included as an item of gain (if positive) or loss (if negative) and shall be specially allocated to the Members consistent with the manner in which their Capital Accounts are required to be adjusted by such Treasury Regulation.

(g) In the event the allocations specified in Section 5.2(a) through (f) above (the “Regulatory Allocations”) cause adjustments to the Members’ Capital Accounts that are inconsistent with the manner in which the Members intend to make Company distributions pursuant to Section 5.4 hereof, the Board of Directors shall make allocations of other items among the Members so as to reverse such inconsistency. In general, the Members anticipate that this will be accomplished by specially allocating items of income, gain, loss and deduction among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero. However, the Board of Directors will have discretion to accomplish this result in any reasonable manner.

(h) The Company’s “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)) for a particular fiscal year or other relevant period shall be allocated among the Members in accordance with their respective Sharing Percentages.

(i) Simulated Depletion Deductions and Simulated Loss with respect to each Oil and Gas Property shall be allocated in proportion to the manner in which the Simulated Basis of such property is allocated between the Members pursuant to Section 4.3(d), provided, however, if the percentage depletion method is used, any excess percentage depletion shall be allocated in accordance with Treasury Regulation Section 1.704-1(b)(4)(iii). Simulated Gain shall be included in Net Income or Net Loss and allocated pursuant to Section 5.1.

(j) For purposes of Treasury Regulations Sections 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b)(4)(v), the amount realized on the disposition of any Oil and Gas Property shall be allocated (i) first to the Members in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated to the Members pursuant to Section 4.3(d), and (ii) any remaining amount realized shall be allocated to the Members in the same ratio as the Simulated Gain.

Section 5.3. Allocations of Taxable Income or Loss.

(a) Except as provided in Section 5.3(b) or (c) or as otherwise required by the Code or Treasury Regulations, solely for federal income tax purposes, items of Company taxable income, gain, loss and deduction for each fiscal year or other relevant period shall be allocated among the Members in the same manner as each correlative item of income, gain, loss and deduction, as determined for Capital Account purposes, is allocated pursuant to Section 5.1 and Section 5.2.

(b) If property contributed to the Company by a Member has an adjusted tax basis that differs from its initial Book Basis on the date of contribution or if the Book Basis of property is adjusted upon the occurrence of a Revaluation Event, income, gain, loss and deductions with respect to such property will, solely for tax purposes, be allocated among the Members so as to take account of such difference. Such allocations will be made among the Members in the manner provided in Section 704(c) of the Code, pursuant to the remedial method described in Treasury Regulation Section 1.704-3(d).

(c) Depreciation, depletion, intangible drilling cost, and amortization recapture amounts under Sections 1245, 1250 or 1254 of the Code, if any, resulting from any sale or disposition of tangible or intangible depreciable, depletable or amortizable property shall be allocated to the Members in the same proportions that the depreciation, depletion, intangible drilling cost or amortization being recaptured was allocated.

Section 5.4. Distributions. Except as otherwise provided in Section 5.5, any Available Cash or other property shall be distributed to the Members solely at such times and in such amounts as the Board of Directors shall determine by Unanimous Approval of the Board of Directors in accordance with Section 2.4(b). Each such Distribution shall be made in cash in accordance with their then existing Sharing Percentages. Notwithstanding the foregoing, if any portion of the distribution that would otherwise be made to a Class B Member under this Section 5.4 would cause such Class B Member to have a deficit balance in its Adjusted Capital Account at the end of the taxable year (determined after taking into account allocations of Net Income that are expected to be made to such Member during such taxable year), such portion of such distribution shall be withheld by the Company and shall not be distributed to such Class B Member until the first time (if any) that such distribution can be made without causing such Member to have a deficit balance in its Adjusted Capital Account at the end of the taxable year.

Section 5.5. Tax Distributions. To the extent there is Available Cash therefor, as determined by the Board of Directors, the Company shall make aggregate distributions of cash (“Minimum Tax Distributions”) to each Member for the period covering the fiscal year then ended in an amount, which when added to prior distributions made to such Member during such prior fiscal year (excluding therefrom Minimum Tax Distributions received by such Member allocable to the prior taxable year), will equal or exceed the amount of federal, state and local income tax payable solely by reason of such Member’s distributive share, within the meaning of Section 704(b) of the Code, of the income, gain, loss and deductions of the Company, assuming for such purposes that (i) any such income and gain reduced by losses and deductions attributable to the Member by reason of its interest in the Company is subject to federal, state and local income tax at the maximum rate applicable to any person for the applicable year without reduction for deductions or credits not related to the activities of the Company and (ii) the distributive share of any unused deductions and losses of the Company allocated to a Member in prior taxable years are carried forward. The Board of Directors shall also cause the Company to make distributions from time to time during a fiscal year of the Company (which shall be treated as an advance of the amounts distributable pursuant to the preceding sentence with respect to the fiscal year) of amounts required by each Member to make payments of estimated taxes for federal, state or local income tax purposes. Any amount distributed to a Member pursuant to this Section 5.5 shall be treated as an advance against and, thus, shall reduce the amount which such Member is otherwise entitled to receive thereafter pursuant to Section 5.4 and Section 7.3. If upon termination of a Member’s Interest in the Company or upon the winding up and liquidation of the Company, a Member shall have received cumulative distributions pursuant to Section 5.4, Section 7.3 and this Section 5.5 in excess of the amount of cumulative distributions to which such Member would be entitled under Section 5.4 and Section 7.3 (ignoring this Section 5.5), such Member shall promptly repay such excess to the Company.

ARTICLE VI
TRANSFER; WITHDRAWAL; SALE RIGHTS; EXIT EVENTS

Section 6.1. Restrictions on Transfer.

(a) No Member shall Transfer any Units owned or held by it unless approved by the affirmative vote of a majority of the Directors designated by the Members which are not seeking to Transfer their Units.

(b) If a Transfer is Approved pursuant to Section 6.1(a), the Transferee or Transferor shall pay to the Company all costs and expenses, including attorneys’ fees, incurred by the Company in connection with the Transfer.

(c) Any Transfer or attempted Transfer of Units in violation of any provision of this Agreement shall be void ab initio. In the case of any Transfer made in contravention of this ARTICLE VI that cannot be treated as void under applicable Law, the Transferee shall have only such rights as it is required to have under applicable Law, but shall not be admitted as a Member.

(d) The Members agree that a breach of the provisions of the restrictions on Transfers set forth in this ARTICLE VI may cause irreparable injury to the Company and the Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a person to comply with such provisions, and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the restrictions on Transfers may be enforced by specific performance.

(e) Notwithstanding anything to the contrary in this Section 6.1, a Transfer of an Interest shall be null and void ab initio (i) if, following the proposed Transfer, the Company would constitute a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, or (ii) such Transfer would result in the violation of any applicable federal or state securities laws. Any costs incurred by the Company in connection with any proposed or actual Transfer by a Member of all or a part of its Interest shall be borne by such Member.

Section 6.2. Permitted Transfers. Notwithstanding the provisions of Section 6.1(a) but subject to Section 6.1(e), (i) a Member may Transfer its Interests pursuant to an Excluded Affiliate Transfer at any time and (ii) Yorktown may transfer its Interests to Carbon in a Yorktown-Carbon Transfer.

Section 6.3. Admission of Successor or Additional Members. Any Person acquiring an Interest upon the consummation of a Transfer permitted pursuant to this ARTICLE VI shall be admitted to the Company as a Member when such Person shall have furnished to the Board of Directors (i) acceptance by such Person in form satisfactory to the Board of Directors of all the terms and conditions of this Agreement and (ii) such other documents or instruments as may be required under the Act in order to effect the admission of such Person as a Member of the Company.

Section 6.4. Involuntary Transfer. To the fullest extent permitted by Law, any Transfer of Interests in connection with any bankruptcy, insolvency or similar proceedings involving a Member or pursuant to any judicial order, legal process, execution or attachment and any other involuntary Transfer not otherwise expressly provided for in this Agreement shall be subject to the restrictions set forth in this Agreement.

Section 6.5. Withdrawal. No Member may withdraw from the Company, other than as a result of a Transfer of its entire Interest as permitted pursuant to this ARTICLE VI.

Section 6.6. Substitution.

(a) Unless a Transferee of an Interest becomes a Member in accordance with the provisions set forth below, such Transferee shall not be entitled to any of the rights granted to a Member hereunder in respect of such Interest, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the Transferor would otherwise be entitled, to the extent such items are Transferred.

(b) A Transferee of the Interest of a Member, or any portion thereof, may become a Member entitled to all of the rights of a Member in respect of such Interest if (i) the Transferor gives the Transferee such right, (ii) the Board of Directors (or the Members, as the case may be) consents in writing to such substitution if required pursuant to the terms of Section 6.1; and (iii) the Transferee executes and delivers such instruments, in form and substance reasonably satisfactory to the Board of Directors, as the Board of Directors may deem reasonably necessary to effect such substitution and to confirm the agreement of the Transferee (and such Transferee’s spouse if the Transferee is an individual residing in a community property state) to be bound by all of the terms and provisions of this Agreement.

Section 6.7. Drag-Along Right.

(a) In the event (i) one or more Members holding more than 60% of the Units then outstanding (the “Majority Unit Owners”) propose to Transfer all of their Interests, or (ii) the Board of Directors approves a sale of the Company that will be a Final Exit Event and such sale is structured as a sale of all the Interests of the Company (either (i) or (ii), a “Drag-Along Sale”), at their sole option, in the case of (i) above, the Majority Unit Owners, and in the case of (ii) above, the Members who are Affiliates of the members of the Board of Directors who voted in favor of the Drag-Along Sale (either such persons, the “Dragging Members”) shall have the right to require all (but not less than all) of the other Members (each, a “Drag-Along Member”) to sell their Interests in such Drag-Along Sale.

(b) The Dragging Members shall provide each Drag-Along Member notice of the terms and conditions of such proposed Transfer (the “Drag-Along Notice”) not later than 15 Business Days prior to the closing of the proposed Drag-Along Sale. The Drag-Along Notice shall contain a true and complete copy of any and all available documents constituting the agreement to transfer and, to the extent not set forth in the accompanying documents, the price offered for the Interests, all information reasonably available to the Dragging Members regarding the acquirer, all other material terms and conditions of the proposed Drag-Along Sale and, in the case of a proposed Drag-Along Sale in which the consideration payable for the Interests consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably available to the Dragging Members. Each Drag-Along Member shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Notice and this Section 6.7. No Member shall have any dissenters’ or appraisal rights in connection with the Drag-Along Sale, and each Member hereby releases, and will execute such further instrument as the Company reasonably requests to further evidence the waiver of, such rights.

(c) Within 10 Business Days following receipt of the Drag-Along Notice (the “Drag-Along Notice Period”), each Drag-Along Member must deliver to such Dragging Members (i) wire transfer instructions for payment of the purchase price for the Interests to be sold in such Drag-Along Sale, and (ii) all other documents required to be executed in connection with such Drag-Along Sale. Each Member makes, constitutes, and appoints the Manager (or its chief executive officer, in his official corporate capacity) as its true and lawful attorney-in-fact for such person and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the provisions and the agreement, obligations, and covenants of such Member in this Section 6.7 in the event that such Member is or becomes a Drag-Along Member pursuant to this Section 6.7. Each Member hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Member’s obligations and agreements as a Drag-Along Member pursuant to this Section 6.7 as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

(d) If, at the end of the 90-day period after the date on which the Dragging Members give the Drag-Along Notice (which 90-day period shall be extended if any of the transactions contemplated by the Drag-Along Sale are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following the delivery of the Drag-Along Notice), the Drag-Along Sale has not been completed on substantially the same terms and conditions set forth in the Drag-Along Notice, the Drag-Along Members shall no longer be obligated to sell their Interests pursuant to such Drag-Along Notice and the Dragging Members shall return to each Drag-Along Member any documents in the possession of the Dragging Members executed by or on behalf of such Drag-Along Member in connection with the proposed Drag-Along Sale.

(e) Concurrently with the consummation of the Drag-Along Sale, Dragging Members shall (i) notify the Drag-Along Members thereof, (ii) remit to the Drag-Along Members the total consideration for the Interests of the Drag-Along Members Transferred pursuant thereto, and (iii) promptly after the consummation of the Drag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Drag-Along Members.

(f) Notwithstanding anything contained in this Section 6.7, there shall be no liability on the part of the Dragging Members to the Drag-Along Members if the Transfer of the Membership Interests pursuant to this Section 6.7 is not consummated for whatever reason.

(g) Notwithstanding anything contained in this Section 6.7, the obligations of the Drag-Along Members to participate in a Drag-Along Sale are subject to the following conditions:

(i) upon consummation of such Drag-Along Sale, (A) all of the Members participating therein will receive the same form of consideration, and (B) the aggregate consideration received by the Members will be paid to the Members subject to the allocation provisions set forth in Section 5.4;

(ii) no Drag-Along Member participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Drag-Along Sale, and each Drag-Along Member shall be obligated to pay only its pro rata share (based on the amount of the purchase price received) of expenses incurred in connection with a consummated Drag-Along Sale to the extent such expenses are incurred for the benefit of all Members and are not otherwise paid by the Company or another person;

(iii) without the written consent of a Drag-Along Member, such Drag-Along Member shall not be obligated with respect to (A) any representation or warranty other than a representation and warranty that relates solely to such Drag-Along Member’s title to its Interest, and its authority and capacity to execute and deliver the subject purchase and sale agreement, or (B) any indemnity obligation beyond a pro rata portion (based on and limited to the value of consideration received by such Drag-Along Member in the Drag-Along Sale) of the indemnity obligations which obligate the Dragging Members and all Drag-Along Members and then, such indemnity obligations shall be several and not joint, or (C) any other continuing obligation on such Drag-Along Member in favor of any other person following the Disposition of such Drag-Along Member’s Interests (other than obligations relating to representations and warranties that relate solely to such Drag-Along Member and not to any other Member or the indemnification obligation provided for in clause (B) above);

(iv) no Drag-Along Member shall be obligated to consummate such Drag-Along Sale contemplated by the Drag-Along Notice with respect to its Interests unless the Dragging Members consummate such Drag-Along Sale with respect to all (but not less than all) of their Interests on the terms and conditions contemplated by the Drag-Along Notice; and

(v) no Drag-Along Member shall be obligated to participate in a Drag-Along Sale that is an Excluded Affiliate Transfer.

Section 6.8. Tag-Along Rights.

(a) In the event that (i) the Majority Unit Owners propose to Transfer all of their Interests, or (ii) the Board of Directors approves a sale of the Company that will be a Final Exit Event and such sale is structured as a sale of all the Interests of the Company (either (i) or (ii), a “Tag-Along Sale”), and in the case of (i) above, the Majority Unit Owners, and in the case of (ii) above, the Members who are Affiliates of the Members who designated the members of the Board of Directors who voted in favor of the Tag-Along Sale (either such persons, the “Tag-Along Sellers”) do not exercise their rights under Section 6.7, (x) the Tag-Along Seller shall provide to each other Member (each such Member, an “Eligible Member”) notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer each Eligible Member the opportunity to participate in such Transfer in accordance with this Section 6.8 and (y) each Eligible Member may elect, at its option, to participate in the proposed Transfer in accordance with this Section 6.8.

(b) The Tag-Along Notice shall contain a true and complete copy of any and all available documents constituting the agreement to Transfer and, to the extent not set forth in the accompanying documents, shall identify the Interests proposed to be Transferred, the price offered for such Interests, all information reasonably available to the Tag-Along Seller regarding the person to whom such Interests are proposed to be Transferred, all other material terms and conditions of the proposed Transfer and, in the case of an proposed Transfer in which the consideration payable for such Interests consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably available to the Tag-Along Seller.

(c) From the date of its receipt of the Tag-Along Notice, each Eligible Member shall have the right (a “Tag-Along Right”), exercisable by notice (the “Tag-Along Response Notice”) given to the Tag-Along Seller within 15 Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Sellers include in the proposed Transfer the Interests held by such Eligible Member (each such requesting Eligible Member, a “Tagging Member”).

(d) Each Tag-Along Response Notice shall include wire Transfer instructions for payment of the purchase price for the Interests to be sold in such Tag-Along Sale. Each Tagging Member shall deliver to the Tag-Along Sellers, with its Tag-Along Response Notice, all documents required to be executed in connection with such Tag-Along Sale. Each Tagging Member hereby makes, constitutes and appoints the Manager (or its chief executive officer, in his official corporate capacity) as its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the provisions and the agreements, obligations and covenants of such Tagging Member in this Section 6.8. Each Tagging Member hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Member's obligations and agreements as a Tagging Member as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

(e) If, at the end of the 90-day period after delivery of the Tag-Along Response Notice (which 90-day period shall be extended if any of the transactions contemplated by the Tag-Along Sale are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following receipt by the Tag-Along Sellers of the Tag-Along Response Notice), the Tag-Along Sellers have not completed the Transfer of their Interests on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) return to each Tagging Member all documents in the possession of the Tag-Along Seller executed by the Tagging Members in connection with the proposed Tag-Along Sale, and (ii) not conduct any Transfer of their Interests without again complying with this Section 6.8.

(f) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Members thereof, (ii) remit to the Tagging Members the total consideration for the Interests of the Tagging Members Transferred pursuant thereto, and (iii) promptly after the consummation of the Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Members.

(g) If at the termination of the Tag-Along Notice Period any other Member shall not have elected to participate in the Tag-Along Sale, such other Member shall be deemed to have waived its rights under this Section 6.8 with respect to the Transfer of its Interests pursuant to such Tag-Along Sale.

(h) Notwithstanding anything contained in this Section 6.8, there shall be no liability on the part of the Tag-Along Seller to the Tagging Members if the Tag-Along Sale pursuant to this Section 6.8 is not consummated for whatever reason. Whether to effect a Transfer of Interests by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(i) Notwithstanding anything contained in this Section 6.8, the rights and obligations of the Eligible Members to participate in a Tag-Along Sale are subject to the following conditions:

(i) upon consummation of such Tag-Along Sale, (A) all of the Members participating therein will receive the same form of consideration, and (B) the aggregate consideration received by the Members will be paid to the Members subject to the allocation provisions set forth in Section 5.4;

(ii) no Member participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale, and each such Member shall be obligated to pay only its pro rata share (based on the amount of the purchase price received) of expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all such Members and are not otherwise paid by the Company or another person;

(iii) a Tagging Member may not, without the written consent of such Tagging Member, be obligated with respect to (A) any representation or warranty other than a representation and warranty that relates solely to such Tagging Member's title to its Interest and its authority and capacity to execute and deliver the subject purchase and sale agreement, or (B) any indemnity obligation beyond a pro rata portion (based on and limited to the value of consideration received by such Tagging Member in the Tag-Along Sale) of the indemnity obligations which obligate the Tag-Along Seller and all Tagging Members and then, such indemnity obligations shall be several and not joint or (C) any other continuing obligation on such Tagging Member in favor of any other person following the Transfer of such Tagging Member's Interests (other than obligations relating to representations and warranties that relate solely to such Tagging Member and not to any other Member or the indemnification obligation provided for in clause (B) above); and

(iv) no Tagging Member shall be obligated to consummate such Tag-Along Sale contemplated by the Tag-Along Notice with respect to its Interests unless the Tag-Along Sellers consummate such Tag-Along Sale with respect to their Interests on the terms and conditions contemplated by the Tag-Along Notice.

Section 6.9. Internal Restructure.

(a) Subject to the consent of the Board of Directors in accordance with ARTICLE II, the Company may effect an Internal Restructure on such terms as the Board of Directors in the exercise of its reasonable discretion deems advisable. Each Member agrees that it will consent to and raise no objections to an Internal Restructure; provided that (i) the Internal Restructure is undertaken in a manner that results in the Members continuing to have substantially the same direct or indirect ownership of the Company’s assets in place prior to the Internal Restructure, (ii) the Internal Restructure preserves the relative economic interests, preferences, priorities and designations of the Members in the Company or any entity that succeeds to the Company in such Internal Restructure transaction, and (iii) such Member does not determine, based on written advice of counsel, that the Internal Restructure has a reasonable risk of having a material adverse legal, regulatory, tax or accounting effect on such Member. Each Member hereby agrees that it will execute and deliver all agreements, instruments and documents as are required, in the reasonable judgment of the Board of Directors to be executed by such Member in order to consummate the Internal Restructure while continuing in effect, to the extent consistent with such Internal Restructure, the terms and provisions of this Agreement, including those provisions granting the Board authority to manage the affairs of the Company, granting certain persons the right to nominate and cause the election of Directors, governing Transfers of Interests in the Company or other equity securities and indemnification.

(b) The Members acknowledge that an Internal Restructure may be undertaken in connection with other events, such as a public offering of the Company or an acquisition of another business or entity and, if so determined by the Board of Directors, such Internal Restructure shall be deemed completed immediately before any such event.

(c) The Members acknowledge that, to engage in an initial public offering, it may be necessary or advisable for the Company to merge or convert into a Delaware corporation (a “Conversion”). Accordingly, if the Board of Directors determines it to be in the best interests of the Company to engage in an initial public offering and to effect a Conversion, the Members agree that the Company’s capital structure shall be restructured in the manner described in this Section 6.9 and the Members shall vote and take all other action necessary in order to effect such Conversion. In connection with a Conversion, all Interests in the Company (the “Old Interests”) will be exchanged for common stock of the surviving corporation (the “Conversion Consideration”). In determining the portion of the Conversion Consideration to be exchanged for the Old Interests, the Company shall determine what portion of the Conversion Consideration would have been distributed among all of the holders of the Old Interests if the Company’s sole asset consisted of the Conversion Consideration and the Company distributed the Conversion Consideration in the same manner distributions would have been made in a complete liquidation of the Company taking into account the various rights, preferences and designations governing the Old Interests (which rights, preferences and designations are set forth in this Agreement, each as they may exist before the Conversion). Once the Company determines the portion of the Conversion Consideration that would have been distributed to each class or series of Old Interests if the Company had been liquidated immediately before the Conversion, the Board of Directors will then determine the exchange ratio of the Old Interest into common shares of the surviving corporation.

(d) Upon the consummation of an Internal Restructure, the surviving entity or entities shall assume or succeed to all of the outstanding debt and other liabilities and obligations of the Company. To the extent practicable, the governing instruments of the surviving entity shall incorporate the governance provisions of this Agreement. All Members shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Company in connection with consummating an Internal Restructure including a Conversion including voting for or consenting thereto.

Section 6.10. Final Exit Event. Upon the consummation of a Final Exit Event, each holder of Interests shall receive the same proportion of the aggregate consideration from such Final Exit Event that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 5.4 as in effect immediately prior to such Final Exit Event. If a holder of Interests receives consideration from such Final Exit Event in a manner other than pursuant to the rights and preferences set forth in Section 5.4, or in excess of the amount to which such holder is entitled in accordance with such rights and preferences, then such holder shall take all necessary action so that such consideration shall be immediately reallocated among and distributed to the holders of Interests in accordance with Section 5.4.

Section 6.11. Yorktown-Carbon Transfer.

(a) Yorktown may assign all or any portion of its Interests to Carbon in exchange for shares of common stock of Carbon, subject to Section 6.1(e) and Section 6.6 (such assignment, a “Yorktown-Carbon Transfer“). Effective upon any Yorktown-Carbon Transfer, Carbon shall succeed to the rights of Yorktown with respect to the Interests assigned by Yorktown to Carbon. In the event that Yorktown assigns all of its Interests to Carbon pursuant to a Yorktown-Carbon Transfer, Yorktown shall be deemed withdrawn as a Member of the Company and Carbon shall succeed to the rights of Yorktown with respect to the Interests assigned by Yorktown to Carbon (including the right to appoint Board designees).

(b) If a Yorktown-Carbon Transfer occurs, the terms agreed to by Yorktown and Carbon with respect to such Yorktown-Carbon Transfer shall not be taken into account with respect to the value of the Company or its assets.

(c) If a Yorktown-Carbon Transfer occurs, the Members will act in good faith to amend and restate the Agreement to give effect to such Yorktown-Carbon Transfer and the purpose and intent of this Section 6.11.

ARTICLE VII
DISSOLUTION; WINDING UP

Section 7.1. Dissolution. The Company shall be dissolved only upon the first to occur of any of the following events (“Dissolution Events”):

(a) the Unanimous Approval of the Board of Directors in accordance with Section 2.4(b);

(b) the election to dissolve the Company at any time after the occurrence of a Termination Event by the Members not causing the Termination Event;

(c) the election to dissolve the Company upon a Majority Vote following a sale of substantially all of the Company’s assets;

(d) the seventh anniversary of the date hereof, unless extended by Unanimous Approval of the Board of Directors for up to two successive one year terms; or

(e) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 7.2. Winding Up. Upon the occurrence of a Dissolution Event, the business of the Company shall be wound up and shall, except to the extent consistent with such winding up, cease. The Board of Directors shall act as liquidator unless it elects to appoint one or more other Persons, who may or may not be Members, to act as liquidator. The liquidator shall proceed diligently to wind up the business and affairs of the Company and may determine all matters in connection with the winding up of the Company, including any arrangements to be made with creditors, the amount or necessity of reserves to cover contingent or unforeseen liabilities, and whether, to what extent, for what consideration, and on what terms any or all of the assets of the Company are to be sold. The liquidator may in its discretion retain any obligations due to the Company and distribute (or apply in satisfaction of Company obligations) the proceeds thereof as collected. The costs and expenses of the winding up and liquidation of the Company shall be borne by the Company. Until final distribution, the liquidator shall continue to manage the Company’s affairs and, if the liquidator is a Person other than the Board of Directors, shall, to the extent consistent with the liquidator’s obligations, have all of the power and authority of the Board of Directors and be entitled to indemnification and advance payment of expenses in accordance with the provisions of this Agreement as if the liquidator were the Board of Directors. The liquidator shall give or cause to be given all notices to creditors required by applicable Law and, in addition to any reports otherwise required by this Agreement to be given to the Members, shall cause a proper accounting of the Company’s assets, liabilities and operations to be made and furnished to the Members as of the date all assets of the Company are finally distributed to the Members or applied in payment of Company liabilities.

Section 7.3. Application and Distribution of Proceeds of Liquidation. During or upon completion of the winding up of the Company, the assets of the Company shall be applied and distributed by the liquidator, in one or more installments, in the following order and priority:

(a) to the payment, or provision for payment, of the costs and expenses of the winding up;

(b) to the payment, or provision for payment, of creditors of the Company (including Members, other than in respect of Distributions) in the order of priority provided by Law;

(c) to the establishment of any Reserves deemed necessary or appropriate by the liquidator to provide for contingent or unforeseen liabilities of the Company; and

(d) subject to the following sentence, the balance shall be distributed to the Members in accordance with Section 5.4.

Notwithstanding Section 7.3(d), in no case shall the amount distributed to a Class B Member exceed such Member’s positive Capital Account balance with respect to its Class B Units (determined after giving effect to all contributions, distributions and allocations and adjustments for the Company’s taxable year during which the liquidation occurs), and any amount that is not distributed to a Class B Member because of the application of this sentence shall instead be distributed to the Class A Members in proportion to their respective Class A Sharing Percentages.

All Distributions to the Members pursuant to Section 7.3(d) above shall be in the form of cash, unless the Board of Directors otherwise determines.

Section 7.4. Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the liquidator (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings as necessary and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE VIII
LIABILITY AND INDEMNIFICATION

Section 8.1. No Liability for Company Debts. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be liable for any such debts, obligations or liabilities. Additionally, except as otherwise expressly required by Law, no Member, in its capacity as a Member, shall have any liability in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make other payments expressly provided for in this Agreement and (d) the amount of any Distributions wrongfully distributed to it.

Section 8.2. Indemnification. To the fullest extent permitted by Law, the Company shall indemnify each Covered Person from and against any and all Covered Losses arising from any and all claims, demands, causes of action, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as such, regardless of whether any of the foregoing arise from the sole, partial or concurrent negligence of such Covered Person; provided, that such Covered Person was acting in good faith and in a manner it reasonably believed to be in the best interest of the Company; provided, further, that the Company shall not indemnify a Covered Person for Covered Losses arising directly from fraud, intentional or willful misconduct, gross negligence or a knowing violation of the Law. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that the Covered Person failed to meet the standards for indemnification set forth in the immediately preceding sentence. Any indemnification hereunder shall be satisfied solely out of the assets of the Company. In no event may a Covered Person subject the Members to personal liability by reason of these indemnification provisions. The indemnification provided by this Section 8.2 shall be in addition to, but not duplicative of, any other rights to which a Covered Person or any other Person may be entitled under any agreement to which the Company is a party, pursuant to any vote of the Members, as a matter of Law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.

Section 8.3. Advance Payment and Appearance as a Witness. To the fullest extent permitted by applicable Law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, cause of action, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, cause of action, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.2. The Company shall pay or reimburse expenses incurred by a Person who is or was a Member, Manager, officer or employee of the Company in connection with their appearance as a witness or other participant in a proceeding at a time when they are not a named defendant or respondent in the proceeding.

Section 8.4. Insurance. The Company shall procure and maintain insurance, to the extent and in such amounts as Approved by the Board of Directors, in its sole discretion, on behalf of Covered Persons and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. Subject to Section 2.4(a), the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 8.3 and containing such other procedures regarding indemnification as are appropriate.

Section 8.5. Non-exclusivity of Rights.

(a) The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII shall not be deemed exclusive of, and shall not limit, any other rights or remedies to which any Covered Person may be entitled or which may otherwise be available to any Covered Person at Law or in equity.

(b) The Members hereby acknowledge that the Yorktown Designees and the Prudential Designees may have certain rights to indemnification, advancement of expenses and/or insurance provided by Yorktown and/or certain of its Affiliates or Prudential and/or certain of its Affiliates, respectively . The Members hereby agree that (i) the Company is the indemnitor of first resort (i.e., its obligations to any Yorktown Designee or Prudential Designee are primary and any obligation of Yorktown and/or any of its Affiliates or Prudential and/or its Affiliates, respectively, to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a particular Yorktown Designee or Prudential Designee, respectively, are secondary), (ii) the Company shall be required to advance the full amount of expenses incurred by a Yorktown Designee or Prudential Designee and shall be liable for the full amount of all expenses, judgments, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other applicable agreement between the Company and a Yorktown Designee or the Company and a Prudential Designee), without regard to any rights Yorktown and their respective Affiliates and the Yorktown Designees may have against Yorktown and/or any of its Affiliates or any rights Prudential and their respective Affiliates and the Prudential Designees may have against Prudential and/or any of its Affiliates, as applicable, and (iii) the Company irrevocably waives, relinquishes and releases Yorktown and its Affiliates and Prudential and its Affiliates from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect of claims against the Company under this Article VIII. The Members further agree that no advancement or payment by Yorktown and/or any of its Affiliates on behalf of a Yorktown Designee or by Prudential and/or any of its Affiliates on behalf of a Prudential Designee with respect to any claim for which such Yorktown Designee or Prudential Designee, respectively, has sought indemnification from the Company shall affect the foregoing and Yorktown and its Affiliates and Prudential and its Affiliates shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Yorktown Designee or Prudential Designee, respectively, against the Company. Yorktown and its Affiliates and Prudential and its Affiliates are express third party beneficiaries of the terms of this Section 8.5.

Section 8.6. Savings Clause. If all or any part of this ARTICLE VIII shall be invalidated for any reason by any court of competent jurisdiction, the Company shall nevertheless indemnify and hold harmless each Covered Person, and may indemnify and hold harmless any other Person, for costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with any claim, to the fullest extent permitted by any portion of this ARTICLE VIII not invalidated and to the fullest extent otherwise permitted by applicable Law.

ARTICLE IX
CERTAIN TAX MATTERS

Section 9.1. Partnership Classification. The Company will be taxed as a partnership and, except (a) with the prior written consent of all Members, or (b) in connection with an Internal Restructure in accordance with Section 6.9, the Company shall not thereafter (i) convert or reorganize into any other legal form or take any action that would result in the Company no longer being taxed as a partnership for federal income tax purposes, (ii) elect under Treasury Regulation § 301.7701-3 or otherwise to be taxed other than as a partnership, and (iii) elect to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no Member shall take any action inconsistent with such limitations.

Section 9.2. Tax Returns and Tax Information. The Manager shall cause all required federal, state, local and foreign tax returns of the Company to be prepared and timely filed. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company, its assets and operations necessary to enable the Company’s tax returns to be prepared and timely filed.

Section 9.3. Tax Elections. Except as provided otherwise in this Agreement, the Board of Directors shall have the authority to make all tax elections required or permitted to be made by the Company; provided, however, that no election shall be made to classify the Company as an association taxable as a corporation without the consent of all the Members or in connection with an Internal Restructure in accordance with Section 6.9. The Board of Directors shall, at the request of any Member, cause the Company to make an election under Section 754 of the Code.

Section 9.4. Tax Matters Partner; Partnership Representative.

(a) The tax matters partner of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Partner”) and the Partnership Representative of the Company for purposes of the Partnership Tax Audit Rules (the “Partnership Representative”) shall be the Manager. The Tax Matters Partner and the Partnership Representative shall not have the authority without first obtaining the consent of a Majority of the Class A Members to do any of the following:

(i) enter into a settlement agreement with the Internal Revenue Service that purports to bind the Members;

(ii) file a petition in U.S. Tax Court, U.S. District Court or the U.S. Court of Federal Claims;

(iii) intervene in any action in U.S. Tax Court, U.S. District Court or the U.S. Court of Federal Claims;

(iv) file any request for administrative adjustment; or

(v) enter into an agreement extending the period of limitations for assessment or collection.

For purposes hereof, the term “Partnership Tax Audit Rules” means sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 and the Protecting Americans from Tax Hikes Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

(b) For Tax periods prior to the time the Partnership Tax Audit Rules become effective with respect to the Company, the Tax Matters Partner shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Partner shall inform each other Member of all significant matters that may affect such Member that come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the twentieth (20th) day after (or if applicable, such shorter period as may be required by the appropriate statutory or regulation provisions) becoming aware thereof and, within that time, shall forward to each such other Member copies of all significant written communications it may receive in that capacity. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) No Person, including the Tax Matters Member or Partnership Representative, shall make (or cause the Company to make) the election contemplated by Section 1101(g)(4) of the Bipartisan Budget Act of 2015.

(d) For Tax periods for which the Partnership Tax Audit Rules become effective with respect to the Company, to the maximum extent possible under the Partnership Tax Audit Rules, the Members intend to preserve and maintain the relative analogous rights, duties, responsibilities, indemnities, and obligations of the Members as those provided in Section 9.4(a) and Section 9.4(b). Without limiting the foregoing, the Members intend that:

(i) If the Internal Revenue Service, in connection with an audit governed by the Partnership Tax Audit Rules, proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Code Section 6225(b) of the Partnership Tax Audit Rules (a “Covered Audit Adjustment”), the Partnership Representative shall elect, to the extent that such election is available under the Partnership Tax Audit Rules (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members), to apply the alternative method provided by Code Section 6226 of the Partnership Tax Audit Rules (the “Alternative Method”). To the extent the Alternative Method is not available to be elected with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (A) make any modifications available under Code Section 6225(c)(3) and (4) of the Partnership Tax Audit Rules to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members) and would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (B) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income Tax Return, as described in Code Section 6225(c)(2) of the Partnership Tax Audit Rules, to the extent such amended return and payment of any related federal income Taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (A) of this Section 9.4(d)(i)). Similar procedures shall be followed in connection with any state or local income tax audit that incorporates rules similar to the Partnership Tax Audit Rules.

(ii) Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable under the Partnership Tax Audit Rules by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (or former Members, as applicable), and the Partnership Representative shall allocate the burden of any such Company Level Taxes to those Members (or former Members, as applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 9.4(d)(i) that reduce the amount of Company Level Taxes. Any Company Level Taxes shall be allocated among the Members in a manner consistent with the manner in which income, gain, loss, deduction and credit is allocated among the Members pursuant to this Agreement, as modified by adjustments arising from the tax audit that resulted in such Company Level Taxes. All Company Level Taxes allocated to a Member (or former Member), at the option of the Partnership Representative, shall (A) be promptly paid to the Company by such Member (or former Member) (“Option A”) or (B) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.4, and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 7.3 (“Option B”). If the Partnership Representative selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member, as applicable) shall be characterized in a manner as if the payment by the Company were a distribution to such Member (or former Member, as applicable) and as if the payment by such Member (or former Member, as applicable) to the Company were a return of such distribution for tax purposes; provided, however, that such payments shall not affect the Capital Accounts of, or any other contributions to be made by, or the distributions and allocations to be made to, the applicable Members (or former Members, as applicable) under this Agreement. If the Partnership Representative selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by Law, each Member (whether or not such Member becomes a former Member after the date of this Agreement) hereby agrees to indemnify and hold harmless the Company and the other Members (including other former Members, as applicable) from and against any liability for Company Level Taxes allocated to such Member (including, without limitation, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member held an interest in the Company). Notwithstanding anything to the contrary in this Agreement, the liabilities and obligations of each Member under this Section 9.4(d)(ii) shall survive any Transfer of Interests in the Company by such Member or such Member ceasing to be a Member under this Agreement.

Section 9.5. Withholding.

(a) Subject to subsection (b), the Company may withhold and pay to any applicable tax authority all amounts required by any Law to be withheld by the Company from or with respect to Distributions to a Member or from or with respect to a Member’s distributive share of Company taxable income or loss (or item thereof). Each Member shall timely provide to the Company all information, forms and certifications necessary or appropriate to enable the Company to comply with any such withholding obligation and covenants to the Company that the information, forms and certifications furnished by it shall be true and accurate in all respects. Each Member shall, upon demand by the Company, indemnify the Company for any such withholding required with respect to the indemnifying Member’s share of any such withholding and all related costs and expenses of the Company. Any amounts so withheld in respect of a Member which are not indemnified as described in the preceding sentence shall be treated as a distribution to such Member for all purposes of this Agreement.

(b) Notwithstanding subsection (a), Prudential represents that it is fund, a substantial portion of the interests of which are owned by an affiliate that is a life insurance company and as such, such affiliate generally (i) it is not subject in the U.S. to state tax based on income, but is subject to state tax based on the insurance premiums that it receives, and (ii) it is not likely to be subject to any tax withholding requirements under state or local tax laws. Based on the foregoing, before withholding and paying over to any U.S. federal, state or local taxing authority any amount purportedly representing a tax liability of Prudential, the Company will provide Prudential with written notice of the claim of any such taxing authority that such withholding and payment is required by law and provide Prudential with the opportunity to contest such claim during any period, provided that such contest does not subject the Company or its other Members to any potential liability to such taxing authority for any such claimed withholding and payment or other adverse consequences.

ARTICLE X
BOOKS AND RECORDS; REPORTS

Section 10.1. Maintenance of and Access to Books and Records. At all times until the dissolution and termination of the Company, the Company shall maintain separate books of account that show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the business of the Company in accordance with this Agreement. In addition, the Company shall keep and maintain at its principal office all Records and information required to be kept and maintained in accordance with the Act and shall make such information available to any Member or representative requesting the same within five (5) days after receipt of a written request by the Company. The Board of Directors shall permit each of the Members, from time to time and at reasonable intervals, (i) to examine, audit and make copies of the Records of the Company as well as all such other data and information in the possession or control of the Board of Directors concerning the Company, Company properties and the ownership and operation thereof, which Records shall be available to the Members or their representatives at all reasonable times at the principal office of the Company, or at such other office where such information is maintained, upon the written request of any Member, and (ii) to discuss the business, financial condition and results of operations of the Company with officers, accountants, auditors and other representatives of the Company.

Section 10.2. Bank Accounts. The Board of Directors shall cause to be established and maintained for and in the name of the Company one or more bank or investment accounts or arrangements. All Company funds shall be deposited in such account(s) and shall not be commingled with funds of any other Person. All deposits to and disbursements from such account(s) shall be made only for proper Company purposes and shall be signed by one or more authorized signatories designated by the Board of Directors.

Section 10.3. Reports. The Company shall furnish the following to the Members:

(a) Within 45 days after the end of each calendar month: (i) an unaudited consolidated balance sheet as of the end of such month and unaudited related statement of operations and statement of cash flows for such month including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied and (ii) a written report by the Company’s management summarizing the results of operations of the Company (including estimated production volumes, revenue, lease operating expenses and capital expenditures), including any applicable qualitative analysis comparing the Company’s performance with prior periods, for such calendar month;

(b) Within 60 days after the end of each Fiscal Quarter: (i) an unaudited consolidated balance sheet as of the end of such Fiscal Quarter and unaudited related statement of operations and statement of cash flows for such Fiscal Quarter including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied and (ii) a written report by the Company’s management describing the results of operations of the Company, including any applicable qualitative analysis comparing the Company’s performance with prior periods, for such Fiscal Quarter;

(c) (i) Within 60 days after the end of each Fiscal Year, an estimated Schedule K-1, and (ii) within 90 days after the end of each Fiscal Year, a complete copy (including a final Schedule K-1) of the Company’s U.S. federal and state income tax income returns;

(d) Within 90 days after the end of each Fiscal Year (beginning with the 2017 Fiscal Year) (i) an audited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated statement of operations, statement of members’ equity and statement of cash flows for such Fiscal Year prepared in accordance with GAAP and (ii) a written report by the Company’s management describing the results of operations of the Company, including any applicable qualitative analysis comparing the Company’s performance with prior periods, for such Fiscal Year;

(e) At least 30 days prior to the commencement of each Fiscal Year (beginning with the 2018 Fiscal Year), the Manager shall cause to be prepared and submitted to the Board of Directors a proposed operations plan and budget (the “Annual Operational Plan and Budget”) for the development of the Company’s oil and gas properties during such Fiscal Year. The Annual Operational Plan and Budget shall set forth the Company’s recoverable reserves, development well pattern, master design, production profile, economic analysis and time schedule. The Annual Operational Plan and Budget shall also include a good faith estimate of the projected revenues expected to be received by the Company during such Fiscal Year, a statement of the costs and expenses proposed to be incurred, any debt service payments required or proposed to be made, any capital expenditures proposed to be made, any federal and state taxes expected to be paid, and other cash outlays proposed to be made in connection with the business activities of the Company during such Fiscal Year. All such estimates of projected revenues and statements of proposed expenditures will be made in reasonable detail and will be allocated among the four Fiscal Quarters of the applicable Fiscal Year. The Manager, officers and employees of the Company shall cooperate with the Board of Directors in connection with its review of the proposed Annual Development Plan and Budget, and will use commercially reasonable efforts to cause the Annual Development Plan and Budget (as revised after review by the Board of Directors) to be approved prior to the start of each Fiscal Year.

(f) Upon the written request of a Member and at such Member’s expense and provided it can be furnished upon exercise of reasonable commercial efforts, such additional information necessary for the preparation of any state, local and foreign income tax return that must be filed by such Member;

(g) Promptly after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Company, notice of such event together with a summary describing the nature of the event and its impact on the Company;

(h) Within 90 days after the end of each Fiscal Year, the Company shall furnish to the Members an engineering report prepared by the independent petroleum engineers of the Company, which report will set forth estimates of the proved, probable and possible oil and gas reserves of the Company as of the preceding January 1 of such Fiscal Year and net revenues expected to be derived therefrom; and

(i) With reasonable promptness, the Board of Directors shall cause the Company to furnish to each of the Members such other information and financial data concerning the Company and its business, operations, assets, liabilities, financial condition and results of operations as any such Member may reasonably request.

Section 10.4. Fiscal Year. The fiscal year of the Company shall be the calendar year (“Fiscal Year”).

ARTICLE XI
DEFINITIONS

Section 11.1. Definitions. Except as otherwise required by the context, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, or any successor statute thereto.

“Adjusted Capital Account” means, as of the end of each Fiscal Year or other relevant period, the balance in a Member’s Capital Account (i) increased by (A) any additional Capital Contributions the Member makes or is obligated to make, or is treated as obligated to make pursuant to the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(c), (B) the amount of the Member’s share of any “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2)), and (C) the amount of the Member’s share of any “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)), and (ii) decreased by any adjustments, allocations or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted and applied consistently with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Approval of the Board of Directors” means the approval or consent of Directors representing a majority vote, and the phrase “Approved by the Board of Directors” has a correlative meaning.

“Available Cash” means the amount of cash on hand (including cash equivalents and temporary investments of Company cash) from time to time in excess of amounts required, in the sole determination of the Board of Directors, to pay or provide for payment of existing and projected obligations, capital expenditures and acquisitions, and to provide a reasonable reserve for working capital and contingencies.

“Area of Mutual Interest” means any lands depicted in Exhibit __ attached hereto, provided, that if the Board of Directors elects for the Company to conduct business outside of these lands pursuant to Section 2.4(a)(ix), the Area of Mutual Interest shall be automatically revised to include the lands underlying the area or areas reasonably encompassed by the Board's election.

“Bankruptcy Event” means the occurrence of any of the following events with respect to a Member: (i) voluntarily filing a petition in bankruptcy, making an assignment for the benefit of the creditors of the Member, (ii) filing a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief with respect to the Member under any statute, law or regulation, or (iii) taking any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Member or any substantial part of the properties and assets of the Member.

“Book Basis” means, with respect to each Company asset, the adjusted basis of the asset for federal income tax purposes, except that (i) the initial Book Basis of an asset other than money contributed by a Member to the Company shall be the fair market value of the asset on the date of contribution, as agreed by the contributor and the Board of Directors, (ii) upon the occurrence of a Revaluation Event, the Book Basis of all Company assets (including intangibles) shall be adjusted to their respective fair market values on such date, as determined by the Board of Directors, (iii) the Book Basis of any Company asset distributed to any Member will be adjusted to equal the fair market value of such asset on the date of distribution as agreed by the Board of Directors and the recipient, (iv) the Book Basis of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.2(f); provided, however, that Book Basis shall not be adjusted to the extent the Board of Directors determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv), and (v) if the Book Basis of any Company asset has been determined pursuant to the preceding subsections (i), (ii) or (iv), the Book Basis of the asset shall thereafter be adjusted by Simulated Depletion Deductions or Book Depreciation in lieu of any depletion, depreciation, amortization or other cost recovery deductions otherwise allowable for federal income tax purposes.

“Book Depreciation” means, with respect to any depreciable or amortizable Company asset, an amount that bears the same ratio to the Book Basis of such asset as the amount of depreciation, amortization or other cost recovery deductions with respect to such asset, computed for federal income tax purposes, bears to the adjusted tax basis of such asset; provided, however, that, if the adjusted tax basis of the asset is zero, Book Depreciation shall be determined under any reasonable method selected by the Board of Directors, and; provided, further, if such asset is subject to adjustments under the remedial allocation method of Treasury Regulations Section 1.704-3(d), Book Depreciation shall be determined under Treasury Regulation Section 1.704-3(d)(2).

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Denver, Colorado are authorized or required by Law to close.

“Capital Account” means the account established for each Member pursuant to Section 4.3.

“Capital Contribution” means the amount of money and the initial Book Basis of any asset other than money (net of liabilities secured thereby that the Company is treated as having assumed or taken subject to pursuant to Code § 752) contributed by a Member or a Member’s predecessors in interest to the capital of the Company.

“Class A Member” means a Member holding Class A Units.

“Class B Member” means a Member holding Class B Units.

“Class A Sharing Percentage”, with respect to each Member, shall equal the aggregate Class A Units held by such Member through the date of determination, divided by the aggregate Class A Units held by all Members of the Company through the date of determination.

“Class B Sharing Percentage”, with respect to each Member, shall equal the aggregate Class B Units held by such Member through the date of determination, divided by the aggregate Class B Units held by all Members of the Company through the date of determination.

“Code” means the Internal Revenue Code of 1986, as amended (including any corresponding provisions of succeeding law).

“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Covered Losses” means any and all losses, assessments, fines, penalties, administrative orders, obligations, judgments, amounts paid in settlement, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable court costs and attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Covered Person” means (i) any Member, any Affiliate of a Member or any shareholder, partner, member, manager, director, officer, employee, representative or agent of a Member or any of its Affiliates, (ii) any officer of the Company, (iii) the Manager, and (iv) any member of the Board of Directors, in each case to the extent any such Person is acting in such capacity in connection with the business of the Company.

“Distributions” means any distributions paid pursuant to Section 5.4, Section 5.5 or Section 7.3(d), whether from operations or a sale or other disposition of assets and whether prior to or in connection with a liquidation of the Company.

“Electronic Transmission” means a form of communication that (i) does not directly involve the physical transmission of paper, (ii) creates a record that may be retained, retrieved, and reviewed by the recipient, and (iii) may be directly reproduced in paper form by the recipient through an automated process.

“Excluded Affiliate Transfer” means (i) any Transfer of Units by a Member who is an individual to a member of such Member’s family or to a trust or similar entity for estate planning purposes, but only if the Member retains the right to vote such Interest following such Transfer; (ii) any Transfer occurring by operation of law upon the death or mental incapacity of a Member who is an individual; (iii) any Transfer of Units by a Member which is a trust to the principal beneficiary of that trust; or (iv) any Transfer of Units by a Member which is a partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated to an Affiliate; provided that, in the case of any Transfer described in clauses (i)-(iv), such Transferee agrees to be bound by the terms of this Agreement and evidences same by executing a copy of this Agreement prior to receiving the assignment of such Units.

“Final Exit Event” means the earlier to occur of a Dissolution Event, merger, consolidation, sale of all or substantially all of the assets of the Company or sale of all the Interests in the Company to a Third-Party Purchaser.

“Fiscal Quarter” means any three-month period commencing on January 1, April 1, July 1 and October 1 and ending on the last date before the next such date.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, city, municipality or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreement in respect thereof) or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien, security interest or other encumbrance on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

“Internal Restructure” means any re-formation, Conversion, transfer of assets, transfer of membership interests or other securities, merger, incorporation, liquidation or other transaction of, or relating to, or affecting the Company, completed in compliance with Section 6.9.

“Interest” means, with respect to any Member, the entire interest of such Member in the Company, including (i) the right of such Member to share in the profits of the Company, (ii) the right of such Member to Distributions and (iii) the right of such Member, if any, to participate in the management of the affairs of the Company.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Majority Vote” means the affirmative vote of Members whose aggregate Sharing Percentages exceed 50%.

“Members” means any Person admitted as a member of the Company as of the date hereof or at any time hereafter in accordance with this Agreement (but such term does not include any Person who has ceased to be a member of the Company).

“Net Income” and “Net Loss” means, the taxable income or loss of the Company, as the case may be, as determined in accordance with Code Section 703(a) for federal income tax purposes as of the close of each of the Fiscal Years or other relevant periods of the Company, computed with the following adjustments:

(a) Tax-exempt income received by the Company will be included in gross income;

(b) Expenditures described in Section 705(a)(2)(B) of the Code will be treated as deductible expenses;

(c) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such Fiscal Year or other period;

(d) Gain or loss from the disposition of any Company asset that, because of the application of the provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv)(d) or (f), has a Book Basis that differs from the asset’s adjusted tax basis, will be computed based upon the Book Basis (rather than the adjusted tax basis) of such asset in accordance with the provisions of Treasury Regulations Sections 1.704(b)(2)(iv)(g) and 1.704-1(b)(4)(i);

(e) Any increase or decrease to Book Basis resulting from a Revaluation Event or from the distribution of any Company asset to a Member shall be included in the computation of Net Income or Net Loss; and

(f) Any items of income, gain, loss, or deduction allocated pursuant to any provision of Section 5.2 will be excluded from the computation of Net Income and Net Loss for purposes of applying Section 5.1; provided, however, that the determination/calculation of items of income, gain, loss and deduction to be allocated pursuant to Section 5.2 shall made by applying the rules set forth in paragraphs (a)-(e) above.

“Oil and Gas Property” means each separate oil and gas property (as defined in Section 614 of the Code and the applicable Treasury Regulations) held by the Company.

“Person” has the meaning given to such term in the Act.

“Project” means such projects as may be selected by the Manager for the acquisition, ownership, management, maintenance and operation of oil and gas leases, lease options or other interests in oil and gas properties and seismic data and other rights of entitlement that are acquired by the Company.

“Records” means all books, records and other documentation, both written and electronic, customarily used to conduct an oil and gas exploration and development business.

“Revaluation Event” means, except as otherwise agreed by the Board of Directors, (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the Distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an Interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g) and (iv) the grant of an Interest as consideration for the provision of services to or for the benefit of the Company by an existing Member or by a new Member in anticipation of becoming a Member.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Subordinated Notes” means those certain senior subordinated term notes to be issued by the Company to Prudential (or one or more of its Affiliates) on or about the date of this Agreement.

“Simulated Basis” means the Book Basis of any Oil and Gas Property.

“Simulated Depletion Deductions” means the simulated depletion allowance computed by the Company with respect to its Oil and Gas Properties pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Deductions, the Company will apply on a property by property basis the simulated cost depletion method or the simulated percentage depletion method under Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2), as determined by the Manager.

“Simulated Gain” or “Simulated Loss” means the simulated gain or simulated loss computed by the Company with respect to its Oil and Gas Properties pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (i) of which equity securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, limited liability company, partnership or other entity or having the right to more than 50% of the distributions to be made by such corporation, limited liability company, partnership or other entity (either generally or upon liquidation of such corporation, limited liability company, partnership or other entity) are at the time owned by such Person or (ii) the management of which is otherwise Controlled by such Person.

“Supermajority Vote” means the affirmative vote of Members whose aggregate Sharing Percentages exceed 75%.

“Termination Event” means either of the following events: (i) the good faith determination by the Board of Directors that a material breach or violation by a Member of its obligations under this Agreement has occurred, which breach or violation shall not have been cured within 30 days or waived by the Non-Defaulting Member(s) after notice thereof shall have been given to the Defaulting Member or (ii) the occurrence of a Bankruptcy Event.

“Third-Party Purchaser” means a purchaser that is not an Affiliate of Carbon, Prudential or Yorktown.

“Transfer” means to sell, or in any other way directly or indirectly transfer, assign, distribute, convey, gift, abandon, hypothecate, encumber, pledge, mortgage or otherwise dispose of, either voluntarily or involuntarily or by operation of law; and “Transferring” means the act of making a Transfer; and “Transferred” means the condition of a Transfer having occurred.

“Treasury Regulations” means temporary and final regulations promulgated under the Code by the United States Department of the Treasury, as amended (including any corresponding provisions of succeeding regulations).

“Unanimous Approval of the Board of Directors” means the approval or consent of all Directors of the Company (including the affirmative approval of each Prudential Designee and each Yorktown Designee).

“Units” mean the Class A Units and the Class B Units.

Section 11.2. Other Defined Terms. Each of the terms is defined in the provision of the Agreement identified opposite such term in the following table:

Term	Provision
Agreement	Preamble
Alternative Method	Section 9.4(d)(i)
Annual Operating Plan and Budget	Section 10.3(e)
Board of Directors or Board	Section 2.1(a)
Board of Directors Designee	Section 2.2(d)
Capital Calls	Section 4.2(b)(ii)
Carbon	Preamble
Carbon Designee	Section 2.2(c)(iii)
Certificate of Formation	Section 1.1
Class A Units	Section 3.1(a)
Class B Units	Section 3.1(a)
Company	Preamble
Company Level Taxes	Section 9.4(d)(ii)
Confidential Information	Section 12.2(a)
Conversion	Section 6.9(c)
Conversion Consideration	Section 6.9(c)
Covered Audit Adjustment	Section 9.4(d)(i)
Defaulting Member	Section 4.2(d)
Designating Party	Section 2.2(d)
Directors	Section 2.1(a)
Dissolution Events	Section 7.1
Drag-Along Member	Section 6.7(a)
Drag-Along Notice	Section 6.7(b)
Drag-Along Notice Period	Section 6.7(c)
Drag-Along Sale	Section 6.7
Dragging Members	Section 6.7(a)
Excluded Business Opportunity	Section 3.4(a)
Fiscal Year	Section 10.4
Initial Capital Contributions	Section 4.2(a)
Law Firm	Section 12.13
Majority Unit Owners	Section 6.7(a)
Manager	Section 2.6(a)
Member Related Party	Section 3.4(c)(i)
Minimum Tax Distributions	Section 5.5
Non-Defaulting Member	Section 4.2(d)
Old Interests	Section 6.9(c)
Option A	Section 9.4(d)(ii)
Option B	Section 9.4(d)(ii)
Partnership Representative	Section 9.4(a)
Partnership Tax Audit Rules	Section 9.4(a)
Payment Default	Section 4.2(d)
Portfolio Companies	Section 3.4(a)
Prudential	Preamble
Prudential Designee	Section 2.2(c)(i)
Regulatory Allocations	Section 5.2(g)
Sharing Percentage	Section 4.1
Tagging Member	Section 6.8(a)
Tag-Along Notice	Section 6.8(a)
Tag-Along Notice Period	Section 6.8(c)
Tag-Along Response Notice	Section 6.8(c)
Tag-Along Right	Section 6.8(c)
Tag-Along Sale	Section 6.8(a)
Tag-Along Sellers	Section 6.8(a)
Tax Matters Partner	Section 9.4(a)
Transaction Expenses	Section 12.3
Yorktown	Preamble
Yorktown-Carbon Transfer	Section 6.11(a)
Yorktown Designee	Section 2.2(c)(ii)

Section 11.3. Construction. When required by the context, the gender of words in this Agreement includes the masculine, feminine and neuter genders, and the singular includes the plural (and vice versa). Unless otherwise specified, references in this Agreement to (a) Articles and Sections are to Articles and Sections of this Agreement, (b) Schedules, Exhibits or Annexes are to those attached hereto, each of which is incorporated herein and made a part hereof for all purposes, (c) Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement, (d) the terms “herein,” “hereof,” “hereinafter” or similar derivations are to this Agreement as a whole and not to any particular Article or Section, and (e) the terms “include,” “including” or similar derivations are without limitation.

ARTICLE XII
MISCELLANEOUS

Section 12.1. Notices. All notices and other communications under this Agreement or in connection herewith shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile or Electronic Transmission to the parties at the respective addresses set forth in Exhibit A (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 12.1). All notices and other communications that are addressed as provided in or pursuant to this Section 12.1 shall be deemed duly and validly given (a) if delivered in person or by overnight courier, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by facsimile or Electronic Transmission, upon transmission thereof and receipt of the appropriate answerback.

Section 12.2. Confidentiality.

(a) For the purposes of this Agreement, “Confidential Information” means information delivered to any Member by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (i) was publicly known or otherwise known to such Member prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by such Member or any Person acting on such Member’s behalf, (iii) otherwise becomes known to such Member other than through disclosure by the Company or any Subsidiary or (iv) constitutes financial statements delivered to such Member that are otherwise publicly available. Each Member will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Member in good faith to protect confidential information of third parties delivered to such Member, provided that such Member may deliver or disclose Confidential Information to (A) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment in the Company), (B) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 12.2 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein, (C) any other Member, (D) any Person (1) to which it sells or offers to sell its Units or any part thereof or any participation therein, if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 12.2, or (2) that is an investor in any fund formed or a potential investor in any fund formed or to be formed by such Member or its Affiliates (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 12.2 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein, (E) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 12.2), (F) any federal or state regulatory authority having jurisdiction over such Member, (G) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Member’s investment portfolio, or (H) any other Person to which such delivery or disclosure may be necessary or appropriate (1) to effect compliance with any law, rule, regulation or order applicable to such Member, (2) in response to any subpoena or other legal process, (3) in connection with any litigation to which such Member is a party or (4) to the extent such Member may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement. Each Member, by its execution of this Agreement, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 12.2.

(b) In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Member is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 12.2, this Section 12.2 shall not be amended thereby and, as between such Member and the Company, this Section 12.2 shall supersede any such other confidentiality undertaking.

(c) The agreements contained in this Section 12.2 shall survive the withdrawal of any Member and the termination of the Company.

Section 12.3. Expenses. Except for (i) $500,000 to cover Carbon’s expenditures of time, effort and money incurred in connection with its diligence review of the proposed initial acquisitions made by the Company, (ii) the Transaction Expenses incurred by Carbon in connection with (A) the negotiation and preparation of this Agreement and all agreements and documents ancillary thereto and (B) the negotiation and preparation of the Purchase and Sale Agreements with CRC and Mirada (such amounts to be paid to Carbon within 30 days following the date hereof) and (iii) the Transaction Expenses incurred by Prudential, Yorktown and their respective Affiliates in connection with the preparation and negotiation of this Agreement (as well as expenses incurred in connection with the private placement of the Senior Subordinated Notes) as provided in that certain letter agreement between the Company and PGIM, Inc. dated December 29, 2016 with respect to Prudential, unless Approved by the Board of Directors as a Company expense, each Member shall be responsible for the payment of all reasonable fees and expenses incurred by such Member in connection with the negotiation and preparation of this Agreement and all agreements and documents ancillary thereto (“Transaction Expenses”). Transaction Expenses shall include all fees, costs, and expenses of legal counsel, accountants and all other third party consultants and advisors engaged by such Member to assist with the due diligence reviews conducted by it or the negotiation or preparation of this Agreement or other agreements and all direct out-of-pocket expenses for travel and similar matters.

Section 12.4. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof. All Exhibits and Schedules hereto are expressly made a part of this Agreement.

Section 12.5. Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act or omission of any Person or to declare any Person in breach or default with respect to an obligation, irrespective of how long that failure continues, shall not be construed as a waiver of the breach or default until the applicable statute of limitations has run. No waiver of any obligation under this Agreement or the Act shall be effective unless in writing signed by or on behalf of the Person or Persons to whom the obligation is owed.

Section 12.6. Amendment. Except as otherwise expressly provided herein, any amendment to this Agreement shall become effective only upon the execution of a written instrument executed by Supermajority Vote, provided, however, that, except as expressly provided herein, any amendment to any of the economic terms or provisions applicable to a Member or other rights adversely affecting a Member, including, but not limited to, (a) decreasing a Member’s rights to receive distributions (including rights under Section 7.3) or (b) removing or reducing a Member’s right to be indemnified by the Company, shall be effective only upon the execution of a written instrument by such Member.

Section 12.7. Choice of Law. This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law.

Section 12.8. Public Announcement. Except as otherwise required by applicable Law, no Member or its Affiliates shall make any public announcement or filing with respect to the Company or its affairs or the transactions provided for herein without the prior written consent of the other Member(s), which shall not be withheld unreasonably, except as may be required by law.

Section 12.9. Availability of Equitable Relief. Each of the parties hereto recognizes that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. In order to prevent such irreparable injury, a party hereto may seek temporary injunctive relief from any court of competent jurisdiction.

Section 12.10. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement). It is expressly understood and agreed that any attempted or purported Transfer by any party of this Agreement in violation of the provisions of this Section 12.10 shall be null and void.

Section 12.11. Benefit of Agreement. Nothing in this Agreement expressed or implied, shall be construed to give to any creditor of the Company or of any Member any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 12.12. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member agrees to execute and deliver any additional documents and instruments and to perform any additional acts necessary or appropriate to effectuate the provisions of this Agreement and those transactions.

Section 12.13. Legal Counsel. The Members acknowledge and agree that Welborn Sullivan Meck & Tooley, P.C. (the “Law Firm”) (i) has represented Carbon and certain of its Affiliates in connection with the execution and delivery of this Agreement and all other agreements contemplated by this Agreement, (ii) has not represented the Company or any Member other than Carbon, and (iii) in no event shall an attorney-client relationship be deemed to exist between the Law Firm, on the one hand, and the Members (other than Carbon) or any of their respective Affiliates, or the Company, on the other hand, in respect of the Law Firm’s representation as described in clauses (i) and (ii) above.

Section 12.14. Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages, each of which shall constitute an original and all of which shall constitute one and the same instrument.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CLASS A MEMBERS:

PRUDENTIAL CAPITAL ENERGY PARTNERS, L.P.

By:	Prudential Capital Energy Opportunity Fund, L.P.,
its general partner

By:
Vice President

YORKTOWN ENERGY PARTNERS XI, L.P.

By: Yorktown XI Company LP, its general partner

By: Yorktown XI Associates LLC, its general partner

By:
Name:
Title:

CLASS B MEMBERS:

CARBON NATURAL GAS COMPANY

By:
Patrick R. McDonald,
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CARBON CALIFORNIA COMPANY, LLC

This Exhibit is dated as of February 15, 2017

Members and Addresses	Initial Capital Contribution	Initial Class A Units		Class A Sharing Percentage	Class B Units	Class B Sharing Percentage	Aggregate Sharing Percentage
Yorktown Energy Partners XI, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	$11,000,000	11,000		46.959%	—	—	38.594%

Prudential Capital Energy Partners, L.P.	$12,424,922	12,425	*	53.041%	—	—	43.593%

Carbon Natural Gas Company 1700 Broadway, Suite 1170 Denver, CO 80290	—	—		—	5,077	100%	17.813%

Total	$23,424,922	23,425		100.00%	5,077	100%	100%

* Includes 5% equity issued in connection with Subordinated Notes.

A-1

EXHIBIT B

Members of the Board of Directors

Prudential Designees:	Brian Lemons
Randall Kob

Yorktown Designees:	Bryan H. Lawrence
Peter A. Leidel

Carbon Designee:	Patrick R. McDonald

B-1